Exhibit 10.26

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.

Double asterisks denote omissions.

Commercial SUPPLY AGREEMENT

This Commercial Supply Agreement (this “Agreement”) is made effective as of January 1, 2021(the “Effective Date”) by and between Apellis Pharmaceuticals, Inc. a Delaware corporation (“Apellis US”), Apellis Switzerland GmbH, a Swiss limited liability company (“Apellis CH”) (collectively, Apellis US and Apellis CH are “Apellis”), Bachem Americas, Inc., a California corporation (“Bachem US”), and Bachem AG, a Swiss corporation (“Bachem CH”) (collectively, Bachem US and Bachem CH are “Bachem”).  Apellis and Bachem are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, Apellis US and Bachem US entered into a Manufacturing Services Agreement effective May 11, 2018 concerning the production by Bachem for Apellis of Drug Substance (defined below) for certain clinical trials, as amended by the certain Addendum to the Master Services Agreement effective August 30 , 2019 (collectively, the “Clinical Supply Agreement”).

Whereas, Apellis has developed a pharmaceutical product candidate containing the Drug Substance, and is pursuing the clinical development and commercialization of such pharmaceutical product candidate for a broad range of diseases that are driven by uncontrolled or excessive activation of the complement cascade, including but not limited to those within hematology, ophthalmology and nephrology.

WHEREAS, the Parties wish to also enter into this Agreement to provide for Apellis to purchase from Bachem and for Bachem to supply Apellis with a portion of Apellis’ requirements for the commercial supply of Drug Substance for the Product.

NOW, THEREFORE, in consideration of the foregoing and the premises and conditions set forth herein, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1“Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party.  For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one (1) or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, by contract or otherwise.

1.2“Agency” means any applicable local, national or supranational government regulatory authority involved in granting approvals and/or exercising authority with respect to the Manufacturing of a Product, including in the U.S., the FDA; in the European Union, the European Medicines Agency or any competent Governmental Authority in the European Union; in Switzerland, the Swiss Agency for Therapeutic Products (Swissmedic); in Japan, the Pharmaceuticals and Medical Devices Agency; and any other applicable Governmental Authority having jurisdiction over a pharmaceutical Product and in any other portion of the Territory; and any successor Governmental Authority having substantially the same function as those enumerated above.

1.3“Agreement” has the meaning set forth in the introductory paragraph.

1

1.4“Apellis” has the meaning set forth in the introductory paragraph.

1.5“Apellis CH” has the meaning set forth in the introductory paragraph.

1.6“Apellis Indemnitee” has the meaning set forth in Section 12.2.

1.7“Apellis IP” means (i) all technology, Apellis Supplied Materials, know-how, inventions, discoveries, ideas, concepts, trade-secrets, improvements, processes, process improvements, information, Specifications, analytical test methods, CMC documentation, DMFs or data, whether patentable or not, [**]. and (ii) any Apellis intellectual property rights therein.

1.8“Apellis Property” has the meaning set forth in Section 9.1.

1.9“Apellis Supplied Materials” has the meaning set forth in Section 2.13.

1.10“Apellis US” has the meaning set forth in the introductory paragraph.

1.11“Applicable Law” means all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any Governmental Authority in the Territory, including the FDCA, Prescription Drug Marketing Act, the Generic Drug Enforcement Act of 1992 (21 U.S.C. §335a et seq.), U.S. Patent Act (35 U.S.C. §1 et seq.), Federal Civil False Claims Act (31 U.S.C. §3729 et seq.), and Anti-Kickback Statute (42 U.S.C. §1320a-7b et seq.), all as amended from time to time, together with any rules, regulations, and compliance guidance promulgated thereunder.

1.12“Approved Manufacturer” has the meaning set forth in Section 2.9.

1.13“Bachem” has the meaning set forth in the introductory paragraph.

1.14“Bachem CH” has the meaning set forth in the introductory paragraph.

1.15“Bachem Indemnitee” has the meaning set forth in Section 12.1.

1.16“Bachem IP” means all intellectual property (including trademarks), data, information, reports, manufacturing know-how and any and all related documentation, which are (i) developed, generated or derived, directly or indirectly by or on behalf of Bachem prior to the Effective Date [**] or (ii) any manufacturing know-how developed or generated by Bachem during the Term [**].

1.17“Bachem US” has the meaning set forth in the introductory paragraph.

1.18“Batch” means the Drug Substance that results from a single Manufacturing process, inclusive of Materials and testing.

1.19“Batch Record” means the complete written record, as described more fully in the Quality Agreement, of the history of a Drug Substance Batch and its production and processing, the Certificate of Analysis and any other related controls required by cGMPs.

1.20“Breaching Party” has the meaning set forth in Section 10.2.

1.21“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks located in the State of New York or the State of Washington, U.S., are authorized or obligated by Applicable Law to close.

1.22“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first complete Calendar Quarter thereafter; and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.23“Calendar Year” means the twelve-month period ending on December 31; provided, however, that (a) the first Calendar Year of the Term shall begin on the Effective Date and end on December 31, 2021; and (b) the last Calendar Year of the Term shall end on the effective date of expiration or termination of this Agreement.

1.24“Certificate of Analysis” means a certificate in writing for each batch of Drug Substance, that provides full analytical results of the batch of Drug Substance and certifies (a) the conformity of the batch of Drug Substance to the Specifications and (b) that manufacturing and release records of the respective batch of Drug Substance were reviewed by Bachem and manufacturing and release of the respective batch of Drug Substance is in accordance with all applicable cGMP requirements.

1.25“Claim” has the meaning set forth in Section 12.1.

1.26“Clinical Supply Agreement” has the meaning set forth in the Recitals.

1.27“Commercially Reasonable Efforts” means with respect to the efforts to be expended, or considerations to be undertaken, by a Party or its Affiliate with respect to any objective, activity or decision to be undertaken hereunder, reasonable, good faith efforts to accomplish such objective, activity or decision as such Party would normally use to accomplish a similar objective, activity or decision under similar circumstances.

1.28“Confidential Information” means all non-public or proprietary information disclosed by either Party (the disclosing Party) to the other Party (the receiving Party) in connection with the activities contemplated by this Agreement, which may include ideas, inventions, discoveries, concepts, compounds, compositions, formulations, formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, technology, inventories, machines, techniques, development, designs, drawings, computer programs, skill, experience, documents, apparatus, results, clinical and regulatory strategies, Regulatory Documentation, and submissions pertaining to, or made in association with, filings with any Governmental Authority, data, including pharmacological, toxicological and clinical data, analytical and quality control data, manufacturing data and descriptions, patent and legal data, market data, financial data or descriptions, devices, assays, chemical formulations, specifications, material, product samples and other samples, physical, chemical and biological materials and compounds, and the like, without regard as to whether any of the foregoing is marked “confidential” or “proprietary,” or disclosed in oral, written, graphic, or electronic form.  Confidential Information shall exclude information that:  (i) at the time of disclosure, is generally available to the public, other than by a breach of the receiving Party or any of its Affiliates of any confidentiality obligation owed to the disclosing Party or any of its Affiliates; (ii) after disclosure hereunder, becomes generally available to the public, except through breach by the receiving Party or any of its Affiliates of this Agreement or any other confidentiality obligation owed by the receiving Party or any of its Affiliates to the disclosing Party or any of its Affiliates; (iii) the receiving Party can demonstrate by contemporaneous written records was in its or its Affiliate’s possession prior to the time of such disclosure by the disclosing Party or any of its Affiliates hereunder, and was not acquired directly or indirectly from the disclosing Party or any of its Affiliates; (iv) becomes available to the receiving Party from a Third Party that is not legally prohibited from disclosing such Confidential Information, provided such Confidential Information was not acquired directly or indirectly from the disclosing Party or any of its Affiliates; (v) the receiving Party can demonstrate by contemporaneous written records was developed by or for the receiving

Party or any of its Affiliates independently of the disclosure of Confidential Information by the disclosing Party or any of its Affiliates.  All Apellis Property, whether disclosed by Apellis or its Affiliates to Bachem or its Affiliates or developed under this Agreement, is considered Confidential Information of Apellis and not of Bachem, with Apellis considered the disclosing Party and Bachem considered the receiving Party.  Confidential Information shall include the terms and conditions of this Agreement, which shall be deemed the Confidential Information of both Parties. All Bachem IP, whether disclosed by Bachem or its Affiliates to Apellis or its Affiliates, owned by Bachem prior to the Effective Date, or developed under this Agreement is considered Confidential Information of Bachem, and not of Apellis, with Bachem considered the disclosing Party and Apellis considered the receiving Party.

1.29“COVID-19 Pandemic” means the pandemic of coronavirus disease 2019 caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) including any mutations of this virus and subsequent epidemics or pandemics in connection with it.

1.30“Continuous Improvement Program” has the meaning set forth in Section 4.6.

1.31“Cure Period” has the meaning set forth in Section 10.2.

1.32“Delivery” or “Deliver” or “Delivered” means Bachem’s delivery of Drug Substance pursuant to a given Firm Order in accordance with the Delivery Terms and the provisions of this Agreement, as further referenced in Sections 1.34 and 3.4.

1.33“Delivery Address” means, with respect to a given order of Drug Substance, the address where the quantities of Drug Substance under such order are to be shipped, as set forth in the applicable order.

1.34“Delivery Date” means the date by which Apellis shall take delivery of Drug Substance as set forth in a Firm Order.

1.35“Delivery Terms” means FCA (Incoterms 2020) Bachem’s designated manufacturing Facility for the finished, packaged and labelled Drug Substance.

1.36“Disqualified Person” means any person or entity that: (a) manufactures, distributes, sells or markets any product(s) that compete with any Product; (b) has compliance issues with the European Medicines Agency or the FDA or any other Agency; or (c) is identified as a proscribed party on the Entity List or the Denied Persons list administered by the US Department of Commerce or the US Department of Treasury.

1.37“DMF” means a Drug Master File (or similar file) on file (or to be filed) with an Agency with respect to the Drug Substance (including any active substances master files, certificate of suitability or other suitable chemical pharmaceutical documentation containing factual information on the Drub Substance registered with an Agency).

1.38“Dispute” has the meaning set forth in Section 11.1.

1.39“Drug Substance” means APL-2 (pegcetacoplan) drug substance, quantities to be supplied under this Agreement.

1.40“DSCSA” means the United States Drug Supply Chain Security Act (21 U.S.C. §581 et seq.) and applicable regulations promulgated thereunder, as amended from time to time.

1.41“Effective Date” has the meaning set forth in the introductory paragraph.

1.42“Equipment” means all equipment and machinery used to (or otherwise necessary for), directly or indirectly, Manufacture Drug Substance.

1.43“Facility” means (a) the Bachem facility located at [**] (“Bachem [**] Facility”), and (b) upon mutual agreement of the Parties in accordance with Section 2.7, the Bachem facility located at [**] (if and only if such facility is approved by applicable Regulatory Authority(es) for the Manufacture of Drug Substance).

1.44“FDA” means the U.S. Food and Drug Administration and any successor agency(ies) or authority having substantially the same function.

1.45“FDCA” means the United States Federal Food, Drug and Cosmetic Act of 1938 (21 U.S.C. §301 et seq.) and applicable regulations promulgated thereunder, as amended from time to time.

1.46“Firm Order” means a purchase order for Drug Substance issued by Apellis under this Agreement and confirmed by Bachem.  Each Firm Order shall specify the quantity of Drug Substance ordered, the required Delivery Date, and the Delivery Address (as well as any specific shipping instructions, if applicable), in each instance in accordance with this Agreement.

1.47“Force Majeure Event” has the meaning set forth in Section 13.5.

1.48“Good Distribution Practices”, “GDP” or “cGDP” means the then-current good distribution practices required by Swissmedic, as set forth in the TPA, as amended, and the regulations and ordinances promulgated thereunder, for the distribution (including acquisition, stockage, storage, and offering) of pharmaceutical materials, and comparable Applicable Law related to the distribution of pharmaceutical materials in jurisdictions outside of Switzerland, including (i) the European Commission Guidelines of 5 November 2013 on Good Distribution Practice of medicinal products for human use (2013/C 343/01) and, regarding active pharmaceutical ingredients, (ii) EudraLex Volume 4 Part II on Basic Requirements for Active Substances used as Starting Materials.

1.49“Good Manufacturing Practices”, “GMP” or “cGMP” means the regulation for Good Manufacturing Practice as outlined in the ICH Q7 guideline for the production and release of active substances, in EC Directives 1252/2014/EU and 2003/94/EC, and EudraLex Volume 4 Part II on Basic Requirements for Active Substances used as Starting Material as applicable and as amended from time to time and transposed into the respective national laws of Switzerland, the member states of the European Union or the equivalent US (FDA) laws and regulations.

1.50“Governmental Authority” means any multi-national, national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, instrumentality, agency, bureau, branch, office, commission, council, court or other tribunal).

1.51“Indemnifying Party” has the meaning set forth in Section 12.3(a).

1.52“Indemnitee” has the meaning set forth in Section 12.3(a).

1.53“Invoice” means Bachem’s invoice (in U.S. Dollars) for a given quantity of Drug Substance Delivered pursuant to this Agreement.  A complete Invoice shall contain the following (and any other relevant information specifically requested by Apellis, acting reasonably): (a) name of Bachem and “Remit to” address; (b) Apellis’s Firm Order number; (c) invoice number; (d) invoice date; (e) description and quantity of Drug Substance; (f) country of origin / country of manufacture; (g) total invoice amount with any miscellaneous charges (in accordance with this Agreement) each listed separately; (g) payment terms

(which payment terms shall be consistent with the payment terms set forth in this Agreement); (h) a valid tax invoice meeting applicable invoicing requirements from a tax perspective and; (i) any other information required under the Applicable Law.  The Invoice shall be in English.

1.54“Latent Defect” means any Deficiency (including any Drug Substance that fails to meet the representations, warranties or other quality requirements set forth in this Agreement) that is not readily determinable upon a reasonable inspection of the Drug Substance (based on physical inspection, identity test and review of the Certificate of Analysis) or the applicable Batch Records.

1.55“Liability” or “Liabilities” means losses, damages, fees, costs and other liabilities incurred by a Party related to such Party’s performance or conduct, or by virtue of being a “Party”, under this Agreement.

1.56“Losses” has the meaning set forth in Section 12.1.

1.57“Manufacture” or “Manufacturing” or “Manufactured” means, with respect to Drug Substance, all operations performed by or on behalf of Bachem for the manufacture and supply of Drug Substance pursuant to this Agreement, including, as applicable, receipt (including testing) and storage of Materials, production, visual inspection, packaging, labeling, handling, warehousing, quality control testing (including in-process, release and stability testing), release, as applicable, and shipping of Drug Substance, and also including such activities as may be specified in the master batch records.

1.58“Materials” means all raw materials, components, and other potential substance-contacting items necessary for, or otherwise used in, the Manufacture of Drug Substance pursuant to this Agreement.

1.59“Minimum Remaining Shelf-Life” means the minimum remaining of the maximum shelf-life (i.e., for purposes of this Agreement, the maximum shelf-life for Drug Substance shall be the stated shelf-life for the Drug Substance) for Drug Substance that is required to be remaining at the time of Delivery pursuant to this Agreement.  The Minimum Remaining Shelf-Life for the Drug Substance shall be [**].  Once stability data confirms that an extension of shelf life is possible, Apellis agrees to extend the Minimum Remaining Shelf Life, accordingly.

1.60“NDA” means a New Drug Application (as defined in the FDCA), including all supplements, amendments, variations, extensions and renewals thereof and any comparable application in another country within the Territory.

1.61“Non-Breaching Party” has the meaning set forth in Section 10.2.

1.62“Party(ies)” has the meaning set forth in the introductory paragraph.

1.63Intentionally Omitted.

1.64Intentionally Omitted.

1.65“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.66“Product” means the finished dosage form of APL-2 (pegcetacoplan) pharmaceutical product in final finished form that was manufactured and/or processed from Drug Substance supplied by Bachem under this Agreement.

1.67“Quality Agreement” means that certain quality agreement to be executed by the Parties setting out the roles and responsibilities related to the Manufacturing of Drug Substance, a copy of which will be attached as Attachment A hereto.

1.68“Records” means Bachem’s (or its Affiliate’s or Subcontractor’s, as applicable) records related to the performance of this Agreement, which shall include Manufacturing documents, batch records, test results, reports, and any other GMP relevant documentation related to the performance of this Agreement.

1.69“Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals), licenses, registrations or authorizations of any national, regional, state or local Agency, department, bureau, commission, council or other governmental entity, that are necessary for the commercialization of a Product under this Agreement in the Territory.

1.70Intentionally Omitted.

1.71“Regulatory Documentation” means, with respect to Product, all: (a) Regulatory Materials, including all data contained therein and all supporting documents created for, submitted to or received from an applicable Agency relating to such Regulatory Materials; and (b) other documentation Controlled by a Party which is reasonably necessary in order to Commercialize  Product in the Field in the Territory, including any registrations and licenses, regulatory drug lists, advertising and promotion documents shared with Agencies, adverse event files, complaint files and Manufacturing records.

1.72“Regulatory Materials” means, with respect to the Product, all documentation, correspondence, submissions and notifications submitted to or received from an Agency that are necessary or reasonably useful in order to Commercialize such Product in the Field in the Territory.  For the avoidance of doubt, Regulatory Materials shall include, with respect to each Product, all Investigational New Drug applications (INDs), NDAs, Regulatory Approvals, and amendments and supplements for any of the foregoing, as well as the contents of any minutes from meetings (whether in person or by audio conference or videoconference) with an Agency.

1.73“Replenishment Period” has the meaning set forth in Section 2.6(b).

1.74“Retention Period” has the meaning set forth in Section 6.1.

1.75“Safety Stock” has the meaning set forth in Section 2.6(a). The Safety Stock Materials are defined in Schedule 2.6.

1.76“Shortage” means an actual or anticipated shortage of Drug Substance (based upon the amount ordered in the corresponding Firm Order and based upon the Delivery Date set forth in the corresponding Firm Order) or other failure to Deliver such Drug Substance in accordance with this Agreement (based upon the amount ordered in the corresponding Firm Order and based upon the Delivery Date set forth in the corresponding Firm Order), including as a result of a shortage of Materials required for Manufacturing such Drug Substance or a shortage of capacity to Manufacture such Drug Substance, or as a result of the Delivery of Drug Substance that does not comply with the terms of this Agreement (including any non-compliance with the representations, warranties or quality requirements set forth in this Agreement), or as a result of Delivery of Drug Substance that is delayed beyond the required Delivery Date set forth in the corresponding Firm Order, provided that such delay beyond the Delivery Date was determined to be within Bachem’s control.

1.77“Specifications” means the specifications for the Drug Substance set forth in the NDA approved by the FDA, as such specifications may be modified from time to time in response to actions by the FDA or another Agency without the need to amend this Agreement. The current proposed Drug Substance specifications shall be contained in the Quality Agreement(s) which shall be modified promptly upon receipt of NDA approval from FDA to reflect the specifications set forth in the NDA approval without the need to amend this Agreement.

1.78“Subcontractor” means any person that, as a subcontractor or agent of Bachem, performs any of the services or functions required to be performed by Bachem under this Agreement.

1.79“Supply Committee” has the meaning set forth in Section 4.1.

1.80“Supply Interruption” has the meaning set forth in Section 2.5(c).

1.81“Supply Price” means the price set forth in Schedule 7.1.

1.82“Term” has the meaning set forth in Section 10.1.

1.83“Territory” means worldwide, with the agreed understanding between the Parties that certain countries, currently unknown to Bachem, may have laws and regulations, in which regulatory support and compliance by Bachem will require from Apellis additional expense and/or extended timelines.  The Parties further agree that any regulatory filings outside [**] shall be discussed in good faith and subject to mutual agreement.

1.84“Third Party” means any Person other than (a) Apellis, (b) Bachem or (c) an Affiliate of either of Apellis or Bachem.

1.85“U.S.” means the United States of America, including its territories and possessions, including the District of Columbia and Puerto Rico.

1.86“Validation” or “Validating” or “Validated” means documented evidence that provides a high degree of assurance that the Manufacturing process controls are adequate to consistently produce Drug Substance, in accordance with cGMPs, and that meets the Specifications.

1.87“Violation” means that either Bachem, or any of its officers, directors, employees or Subcontractors has been: (a) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General website, including 42 U.S.C. 1320a-7(a) (https://oig.hhs.gov/exclusions/authorities.asp); (b) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (https://oig.hhs.gov/exclusions/index.asp) on said website or the U.S. General Services Administration’s list of Parties Excluded from Federal Programs (http://www.sam.gov); or (c) listed by any U.S. Federal agency as being suspended, debarred, excluded, or otherwise ineligible to participate in Federal procurement or non-procurement programs, including under 21 U.S.C. 335a (http://www.fda.gov/ora/compliance_ref/debar/) (each of (a), (b) and (c) collectively the “Exclusions Lists”).

ARTICLE 2
SUPPLY OF PRODUCT

2.1Manufacture and Supply of Drug Substance.  Apellis hereby appoints Bachem to Manufacture Drug Substance at the Facility subject to the terms and conditions set forth herein.  Bachem accepts such appointment to Manufacture Drug Substance.  Bachem shall Manufacture and supply to Apellis (and/or its designee, as applicable), and Apellis shall purchase from Bachem, Drug Substance in accordance with Article 3.

2.2Apellis Requirements Obligation.  Apellis shall obtain from Bachem pursuant to this Agreement [**]% of its requirements for the Drug Substance during the Term.  During the period prior to [**], Apellis shall not purchase Drug Substance from any Third Party for commercial sale except as otherwise provided in Section 2.5. For clarity, Apellis may obtain Drug Substance for clinical trial use from one or more Third Parties at any time and Apellis may qualify one or more Third Parties for the manufacture and supply of Drug Substance for commercial sale (including allowing such Third Parties to generate validation batches of Drug Substance) in accordance with Section 2.8.  [**].

2.3Bachem Supply Obligation.  Bachem shall Manufacture all agreed quantities of Drug Substance per full Calendar Year and supply such Drug Substance to Apellis and its designees Drug Substance pursuant to Firm Orders submitted from time to time by Apellis in accordance with Section 3.2. Bachem shall be solely responsible, at its sole cost and expense, for performance of all Manufacturing and agrees to provide all labor and expertise necessary for the performance of the Manufacturing of Drug Substance as well as all facilities, Equipment, machinery and Materials (other than Apellis Supplied Materials) necessary to Manufacture the Drug Substance for the Territory, including maintaining sufficient stocks of Materials necessary to supply Apellis’ requirements of Drug Substance under this Agreement.   The Parties shall on [**] basis review and agree upon the acceptable ratio of starting [**] for each Batch of Drug Substance, it being understood that the current Batch yield is approximately [**] and that the current nominal Batch size is between [**] and [**].

2.4Exclusivity.  During the Term, and subject to Apellis’ annual compliance with its purchase obligations, as expressly set forth in Section 2.2, and for a period of [**] following termination or expiration of this Agreement, Bachem shall Manufacture and supply the Drug Substance exclusively for Apellis and shall not Manufacture or supply the Drug Substance or any process intermediate thereof for any Third Party.

2.5Supply Interruption.

(a)

If a Shortage arises or Bachem becomes aware of an anticipated Shortage, Bachem shall notify Apellis in writing within [**], setting forth the underlying reasons for such Shortage (e.g., available quantities of Materials, Manufacturing capacity or other resources needed in the Manufacture of Drug Substance), proposed remedial measures, and the date such Shortage is expected to end. Bachem shall use Commercially Reasonable Efforts to end the Shortage at its sole cost, provided that such Shortage was determined to be solely within Bachem’s control.

(b)

If Bachem is unable to supply any Drug Substance subject to a Firm Order submitted by Apellis within [**] after its initial failure to supply measured from the relevant Delivery Date (and in the amount specified in Section 3.4) or the expiration of the Replenishment Period (as defined in Section 2.6(b)), as applicable), then Bachem shall consult with Apellis and the Parties shall work together to remedy the Shortage at Bachem’s expense.

(c)

If Bachem is unable to remedy the Shortage after an aggregate period of [**] (or longer as agreed in writing by the Parties), commencing with the date upon which such failure to supply began (as specified in Section 2.5(b)) (a “Supply Interruption”), then Apellis shall have the right to: (i) cancel any outstanding Firm Order until the Supply Interruption has been rectified, and Apellis shall have no obligation to Bachem for any Firm Order of the Drug Substance to the extent the Drug Substance has not been supplied as of the date of delivery of such cancelation notice; and/or (ii) have the Drug Substance manufactured by an Approved Manufacturer rather than by Bachem.  Apellis may continue to use the Approved Manufacturer to supply the Drug Substance until Bachem notifies Apellis that it is again able to supply at least [**]% of Apellis’ requirements for the Drug Substance and substantiates such claim to Apellis’ reasonable satisfaction.  Upon such a showing, Apellis shall commence purchasing from Bachem at least [**]% of Apellis’s requirements for such Drug Substance, provided that: (1) Apellis shall not be required to cancel any then outstanding purchase orders with the Approved Manufacturer to the extent such orders have been accepted by such Approved Manufacturer and are binding obligations of Apellis and (2) Bachem shall pay all cancellation costs incurred by Apellis in switching its purchases from such Approved Manufacturer to Bachem.  Apellis shall use Commercially Reasonable Efforts to avoid significant cancellation fees in any contracts it enters with an Approved Manufacturer.  Apellis shall not order Drug Substances from an Approved Manufacturer for delivery more than [**] following the date of such order.

2.6Safety Stock.

(a)

Subject to Section 2.5(b), Bachem shall within [**] of the Effective Date have a safety stock of each of the raw materials set forth on Schedule 2.6 (“Safety Stock Materials”) in a quantity that is equal to the [**] and thereafter throughout the Term Bachem shall maintain a safety stock of such Safety Stock Materials in a quantity that is equal to the quantity of Safety Stock Materials required to Manufacture the quantity of Product ordered by Apellis in the previous [**] (the “Safety Stock”).  Bachem will use Safety Stock to supply Product ordered by Apellis, and will maintain the appropriate level of Safety Stock by promptly replenishing that quantity of Safety Stock Materials used in such supply in accordance with Section 2.6(b).  If Apellis has failed, for a period of [**] to purchase a quantity of Product equal to or greater than the [**] previous Purchase Orders, then Bachem may reduce the Safety Stock to a level reflecting the reduction in actual purchases by Apellis for such [**] period.  Unless mutually agreed to otherwise, Bachem will manage Safety Stock on a “First In, First Out” basis to fulfil Apellis purchase orders for Product on a routine basis.

(b)

Bachem shall replenish its Safety Stock of each of the raw materials set forth on Schedule 2.6 within [**] of use pursuant to Section 2.6(a) (the “Replenishment Period”).  Bachem shall within [**] of the end of the Replenishment Period notify Apellis in writing of its inability to replenish the Safety Stock.

2.7Qualification and Validation of Bachem [**] Facility.  Bachem, at its cost, shall be responsible for qualifying and Validating the Equipment as appropriate (including conducting installation, operational and performance qualification), production, cleaning, packaging, process and any other appropriate steps performed at the Bachem [**] Facility in accordance with the Applicable Laws (including cGMPs) and Bachem’s SOPs.  If any Agency finds Bachem’s Validation procedures to be unacceptable, then all Validation must be repeated to meet the criteria given in the regulatory requirements and guidelines and to receive all Agency approvals.  All costs for such Agency requests resulting solely from an Apellis submission and specific to the Drug Substance and not applicable generally to products Manufactured at the Facility shall be borne by Apellis. The allocation of costs for Agency requests that are applicable generally to products Manufactured at the Facility shall be mutually agreed by the Parties.

2.8Qualification and Validation of Second Bachem [**] Facility. Within [**] following the Effective Date, the Parties shall confer regarding (i) the timeline for regulatory approval of the Bachem [**] Facility, (ii) a schedule for qualifying and Validating the Equipment (including conducting installation, operational and performance qualification), production, cleaning, packaging, process and any other appropriate steps performed at Bachem’s [**] Facility in accordance with Applicable Laws (including cGMPs); and (ii) the allocation of costs required qualify and Validate the Bachem [**] Facility.  Qualification and Validation procedures used by Bachem immediately prior to the Effective Date may be used; provided that such procedures (i) are found to be acceptable to Apellis, (ii) meet applicable regulatory requirements and (iii) are found acceptable by Agency inspectors, if applicable.  If Apellis or any Agency finds Bachem’s qualification or Validation procedures to be unacceptable, then all qualification and Validation must be repeated to meet the criteria of all applicable regulatory requirements and guidelines and to receive all Agency and Apellis approvals.  Notwithstanding the foregoing, if Apellis reasonably finds, or any Agency finds, Bachem’s Validation or qualification procedures to be unacceptable, then all Validation or qualification must be repeated to meet the criteria given in the cGMPs. All costs for such Agency requests resulting solely from an Apellis submission and specific to the Drug Substance and not applicable generally to products Manufactured at the Facility shall be borne by Apellis. The allocation of costs for Agency requests that are applicable generally to products Manufactured at the Facility shall be mutually agreed by the Parties.

2.9Approved Manufacturer. Bachem shall, within [**] of Apellis’ request at any time after a Product has received Regulatory Approval, assist Apellis in the [**] of one or more Apellis’ designated alternative supplier(s) of Drug Substance (each, an “Approved Manufacturer”).  [**].  Apellis shall require any Approved Manufacturer to agree in writing to observe the terms of this Agreement relating to confidentiality and the manufacture of Drug Substance.  [**].

2.10Person in Facility.  Apellis may have a mutually agreed to number of employees present during mutually agreed stages of the Manufacturing of Drug Substance for the purposes of observing and documenting Manufacturing of the Drug Substance.  During such time, such employees shall have access to those portions of the Facility where Drug Substance is Manufactured and full visibility and transparency to the activities being undertaken with respect to the Manufacture of Drug Substance.  Any Apellis employees who are present at the Facility shall comply with Bachem’s site regulations and rules and shall conduct themselves in a manner that minimizes disruptions of operations at the Facility or distractions to personnel performing such operations. Apellis shall not be obligated to pay for such visits.  For purposes of clarity, the Person(s) so appointed by Apellis shall remain an employee(s) of Apellis and there shall not be created any form of employer/employee relationship with Bachem.

2.11Samples.  Upon Apellis’s request, Bachem will provide to Apellis, [**], samples  of Drug Substance from an Apellis-specified Batch in quantities and sizes reasonably requested by Apellis, as set forth in Schedule 2.11, for inspection, testing and analysis.  Bachem will ship such samples, at Apellis’ cost, as requested by Apellis to a Apellis designated address.

2.12Materials. With the exception of the Apellis Supplied Materials referred to in Section 2.13, if any, Bachem shall be responsible for procuring all Materials, in adequate quantities to Manufacture Drug Substance.  Bachem shall purchase adequate quantities of such Materials and shall be responsible for negotiating the price for such Materials.  For clarity, the Supply Price takes into account the costs of such Materials.

2.13Apellis Supplied Materials.

(a)

Apellis shall supply (or have supplied) to Bachem those quantities of the Material set forth on Schedule 2.13 (the “Apellis Supplied Materials”) that Apellis determines are reasonably necessary for Bachem to Manufacture the quantities of Drug Substance that are ordered.  Such Apellis Supplied Materials shall be delivered by or on behalf of Apellis to the applicable Facility accompanied by a Certificate of Analysis.  Notwithstanding the delivery of the Apellis Supplied Materials to Bachem, as between the Parties, such Apellis Supplied Materials shall at all times remain the property of Apellis.  Upon receipt of the Apellis Supplied Materials, Bachem shall perform testing as agreed in the Quality Agreement to confirm that such Apellis Supplied Materials are not defective, and Bachem shall immediately notify Apellis in writing of any obvious defects in the Apellis Supplied Materials.  All Apellis Supplied Materials supplied to Bachem shall be handled, stored and maintained by Bachem in accordance with

Applicable Law (including cGMPs and, if and to the extent applicable, cGDPs) and in a separate, secured storage area and clearly marked and identified by Bachem as the property of Apellis.  Bachem will have the risk of loss or damage to the Apellis Supplied Materials while in the possession of Bachem, should they not be stored under the correct conditions as indicated on the manufacturer’s Certificate of Analysis for such Apellis Supplied Materials.  Bachem acknowledges that certain Apellis Supplied Materials may have biological or chemical properties that are unknown or unexpected at the time of transfer and that such Apellis Supplied Materials are transferred to Bachem with no warranties, express or implied, including any warranty of merchantability or fitness for a particular purpose and must be used only as described in this Agreement. Apellis shall notify Bachem of any biological or chemical hazards that do become known to Apellis.  Bachem shall not allow any pledge, lien, restriction, claim, charge, security interest and/or other encumbrance to be placed on the Apellis Supplied Materials.  Unless otherwise consented to by Apellis in writing, Bachem shall not obtain any Apellis Supplied Materials from any other source.

(b)

Unless otherwise consented to by Apellis in writing, Bachem shall use the Apellis Supplied Materials solely and exclusively to Manufacture Drug Substance for Apellis in accordance with this Agreement and for no other purpose.  Bachem shall withdraw the Apellis Supplied Materials from storage for the performance of the Manufacturing activities under this Agreement and generally respecting the procedure of first expiry/first out.  At the request and direction of Apellis from time to time, Bachem shall return to Apellis all or any portion (as requested by Apellis) of unused inventory of Apellis Supplied Materials.

(c)

Bachem shall without undue delay notify Apellis in writing whenever the inventories of Apellis Supplied Materials supplied by or on behalf of Apellis become insufficient to Manufacture the applicable Product to meet the Delivery Dates specified in the applicable Firm Orders placed by Apellis under this Agreement.  In addition, Bachem shall provide Apellis with detailed usage reports of the Apellis Supplied Material for each production lot which shall be provided in writing immediately after the applicable Batch is produced.

(d)

Apellis shall without undue delay notify Bachem in writing whenever it is unable to supply sufficient quantities of Apellis Supplied Materials.  In the event that Apellis fails to supply sufficient quantities of Apellis Supplied Materials, then Apellis shall not be deemed to be in breach of this Agreement, and the sole and exclusive remedy of Bachem shall be that Bachem be relieved of its obligations to Manufacture and timely deliver those quantities of the Drug Substance ordered by Apellis under this Agreement that Bachem is unable to Manufacture as a direct result of the failure of Apellis to supply such quantities of Apellis Supplied Materials, until such time as sufficient quantities of Apellis Supplied Materials are supplied by or on behalf of Apellis (provided, that, for clarity, Bachem shall still be obligated to Manufacture and supply any and all quantities of the Drug Substance ordered by Apellis hereunder which can be Manufactured based on the quantities of Apellis Supplied Materials which have been provided).  Apellis agrees that it shall also pay for any reasonable direct costs (direct labor and overhead costs) incurred related to manufacturing capacity that, as a direct result of Apellis’ failure to supply necessary Apellis Supplied Materials, could have been utilized for other purposes, provided Bachem utilizes Commercially Reasonable Efforts to utilize the manufacturing capacity that is not utilized by Apellis for other purposes.

(e)

Bachem shall be responsible for the risk of loss of Apellis Supplied Materials upon delivery of such Apellis Supplied Materials to Bachem. Bachem will be financially responsible for any loss of such Apellis Supplied Materials to the extent such loss results from (i) breach of this Agreement by Bachem or (ii) the negligence or wilfull misconduct of Bachem (or Bachem’s

Affiliates, agents or contractors), in which case, Bachem shall be responsible for, and shall reimburse Apellis for, the costs of such Apellis Supplied Materials, plus any shipping costs and other out-of-pocket costs (e.g., duties, taxes (including, VAT, if applicable), testing and other similar costs) incurred by or on behalf of Apellis with respect to such Apellis Supplied Materials.  Bachem shall not be liable for losses during the manufacturing process resulting directly from Supplied Materials that do not conform to the agreed quality parameters (e.g., specifications, qualified or validated manufacturing process, GMP, GDP). The Parties shall on [**] basis agree upon the acceptable yield loss thresholds with respect to the quantities of Apellis Supplied Materials that may be lost in conducting the Manufacturing process for the Drug Substance as part of their [**] review of Drug Substance Batch yield pursuant to Section 2.3.  In the event that, with respect to a given Batch of Drug Substance Manufactured under this Agreement, the actual yield loss for the applicable Apellis Supplied Material is greater than the specified acceptable yield loss threshold due to Bachem’s (i) failure to follow the Manufacturing Process (as defined in the Quality Agreement) or the Quality Agreement, (ii) negligence or (iii) wilfull misconduct, then Bachem shall be responsible for, and shall reimburse Apellis for, the costs of such lost Apellis Supplied Materials that were in excess of the acceptable yield loss threshold, plus any shipping costs and other out-of-pocket costs (e.g., duties, taxes (including, VAT, if applicable), testing and other similar costs) incurred by or on behalf of Apellis (or any of its Affiliates) with respect to such lost Apellis Supplied Materials.

(f)

Apellis shall provide to Bachem material safety data sheets relating to the Apellis Supplied Materials, and other similar information known to Apellis relating to handling, safety and environmental precautions with respect to the Apellis Supplied Materials, in each case, to the extent in Apellis’ possession.  It is the sole responsibility of the Bachem to communicate such information to its employees, agents, and representatives engaged in Manufacturing of Product and furthermore Bachem shall ensure that all safety and other procedures outlined in the Apellis IP are followed by Bachem and its employees, agents and representatives.

2.14Storage.  Bachem shall, in accordance with the Applicable Laws (including cGMPs), and Drug Substance Specifications, maintain adequate storage accommodations for all of the Materials, Drug Substance and any other materials or products reasonably requested by Apellis.  Bachem shall notify Apellis immediately whenever the inventories of Materials become insufficient to Manufacture the Drug Substance to meet the Delivery Date(s).

2.15Waste.  Bachem shall be solely responsible for maintaining safety procedures in connection with the Manufacture of Drug Substance and for the generation, treatment, storage and/or disposal of waste relating thereto, all of which shall comply with all Applicable Laws, including all applicable environmental and occupational safety and health requirements in the jurisdiction of the Facility.  At the request of Apellis, Bachem shall provide a Certificate of Destruction to Apellis upon completion of disposal of any Drug Substance, key-intermediate or Apellis Supplied Material.

2.16Subcontracting.  Bachem shall not subcontract any of its obligations under this Agreement to a Third Party without the prior written consent of Apellis, with the exception of certain post manufacturing analytical testing, which may be subcontracted to various qualified testing facilities audited and approved by Bachem and listed in the Quality Agreement, subject to compliance with Section 9.2 of the Quality Agreement including its provisions regarding resolution of Apellis objections to the use of a proposed subcontractor.  With respect to any subcontracting, Bachem shall remain fully responsible and liable for all obligations under this Agreement, and fully guarantees and warrants the performance (in accordance with this Agreement) of any responsibilities so subcontracted, and assumes full vicarious liability for such activities performed by any Subcontractor.  Any subcontracting of any Manufacturing or other activities under this Agreement shall be subject to the terms and conditions of this Agreement.  Any and all costs associated with engaging a Third Party Subcontractor (including any technology transfer to such Third

Party Subcontractor) shall be borne solely by Bachem and shall not be included in the Supply Price, and the use of a Third Party Subcontractor shall not result in any increase in the Supply Price, unless Apellis expressly agrees in writing to an increase in the Supply Price as a result thereof.  For clarity, the consent of Apellis pursuant to this Section 2.16 shall not be required for Subcontractors performing any Manufacturing activities for Apellis at the Facility with respect to the Manufacture of Drug Substance immediately prior to the Effective Date; such Subcontractors are deemed being authorized by Apellis.

ARTICLE 3
PRODUCT ORDERS; DELIVERY

3.1Forecasts.

(a)

Apellis’s initial forecast setting forth its anticipated need for Drug Substance will be provided to Bachem within [**] following the Effective Date. Such initial forecast will cover the first [**] following the Effective Date. Within [**] following the commencement of the first full Calendar Quarter in 2020 following the Effective Date, Apellis shall provide Bachem on a Calendar Quarterly basis, with a [**] rolling forecast, the first [**] of each such forecast will be binding on Apellis and the remaining [**] of each such forecast shall be non-binding.

(b)

Bachem shall communicate regularly with Apellis during the Term regarding Bachem’s ability to meet Apellis’ Drug Substance forecast requirements and Safety Stock requirements and will promptly advise Apellis in writing of any anticipated inability to meet such forecasts, explaining the nature, impact and estimated duration of such inability.

3.2Firm Orders.  Apellis CH shall place Firm Orders for its requirements of Drug Substance in accordance with the binding portion of its forecast for the relevant period at least [**] before the requested Delivery Date.  The Firm Orders will contain the requested Delivery Date (month) for each production batch of the Drug Substance. Firm Orders will be made on such form of purchase order or document as Apellis may specify from time to time in writing; provided that the terms and conditions of this Agreement shall be controlling over any terms and conditions included in any Firm Order.  Any term or condition of such Firm Order that is different from or contrary to the terms and conditions of this Agreement shall be void, unless otherwise agreed between the Parties in writing.

3.3Additional Quantities of Drug Substance.  If Apellis requires additional Drug Substance at any time (in addition to the quantities ordered in accordance with Section 3.2), Apellis shall notify Bachem in writing (and shall deliver a Firm Order to Bachem for such additional quantities) and Bachem shall use Commercially Reasonable Efforts to supply such additional quantities of Drug Substance for Apellis, subject to its existing commitments.

3.4Delivery Against Firm Orders.  Bachem will acknowledge acceptance of all Firm Orders within [**] following receipt. Bachem has the right to refuse a Firm Order in the event and to the extent such Firm Order is for a quantity of Drug Substance that exceeds the quantity set forth in the forecast most recently submitted for such month; provided that Bachem may accept such Firm Order with the understanding that while it will use Commercially Reasonable Efforts to supply such excess quantity, but shall not be liable for its failure to supply such excess quantity. Bachem shall Deliver Drug Substance only against specific Firm Orders Bachem shall submit mutually agreed [**] documentation to Apellis for its review and approval. [**]. Notwithstanding the above, Bachem shall Deliver Drug Substance under each Firm Order no later than the Delivery Date specified in the applicable Firm Order; provided, however, that no Delivery of Drug Substance shall be made more than [**] in advance of the date specified for Delivery in a Firm Order without Apellis’ prior written approval. Should Apellis be unable to accept shipment on the agreed Delivery Date in the applicable Firm Order, Bachem may transfer the agreed quantity of Drug Substance in the Firm Order to the Customer warehouse on the agreed Delivery Date.  The Facility shall be indicated on documents accompanying each Delivery of Drug Substance.  In the event Bachem will fail to meet a Delivery Date set forth in a Firm Order, Bachem shall bear the incremental costs required for expedited transport above and beyond the cost incurred by the method outlined in the Delivery Terms. In the event that Apellis fails to take delivery of the Drug Substance on the Delivery Date, Bachem may transfer the Drug Substance to the customer warehouse, and Bachem shall invoice the Firm Order transferred to storage within [**] of Apellis’ receipt of the [**] documentation.  At this time Bachem may invoice Apellis, and ownership of said Drug Substance will transfer to Apellis. Apellis will be responsible for any costs incurred by Bachem in connection with a delay in delivery.

3.5Delivery.  Bachem shall effect Delivery of each Firm Order in accordance with Applicable Laws (including cGMPs and, if and to the extent applicable, cGDPs) and the Drug Substance Specifications (and for clarity, Bachem shall only effect Delivery of Drug Substance pursuant to a Firm Order).  Bachem shall Deliver or arrange for Delivery of Drug Substance in accordance with the Delivery Terms, in order to fill such Firm Order.  Each container shall be marked as to the identity of the Drug Substance, the quantity of Drug Substance, the related Firm Order number, and any other information required by the Firm Order.  Except as otherwise provided in Section 3.10(b), Bachem shall bear all risk of loss or damage with respect to Drug Substance(s) until such Drug Substance(s) ownership is transferred to Apellis in accordance with Section 3.8.  Each Delivery of Drug Substance shall be accompanied by a packing slip and a Material Safety Data Sheet, and Bachem’s Certificate of Analysis for such Drug Substance.  Bachem shall not Deliver Drug Substance unless and until such Drug Substance has been quality released by Bachem.  It is also Bachem’s responsibility at its own cost to collect all necessary information for the Annual Reports for FDA. The copy of each Annual Report is to be provided to Apellis upon request.

3.6Acceptance; Rejection. In the event that any Drug Substance delivered to Apellis or any Apellis designated location fails to conform to the Drug Substance warranties set forth in Section 8.2, Apellis may reject such shipment by providing Bachem written notice within [**] of the shipment of the Drug Substance.  Apellis will have the right to test any quantity of the Drug Substance delivered by Bachem in order to verify that such quantity satisfies the Specifications but will not have any obligation to do so unless required by Applicable Law.  Any notice of rejection by Apellis shall specify the nonconformity.  If there is no dispute between the Parties relating to the existence of the nonconformity, any quantity of the Drug Substance supplied by Bachem does not conform to the Drug Substance warranties set forth in Section 8.2, Bachem may, at Apellis’s election and Bachem’s agreement, reprocess or rework the rejected Drug Substance.  If reprocessing or reworking is not otherwise feasible, Bachem shall promptly (i) replace such nonconforming Drug Substance in a timely manner at no additional cost, or (ii) credit Apellis’ account for or refund the price invoiced for such nonconforming Drug Substance.  Any dispute between the Parties regarding whether Drug Substance fails to conform to the Drug Substance warranties set forth in Section 8.2 shall be resolved in accordance with the procedure set forth in Section 3.7. Apellis retains the right to determine the disposition of any and all Drug Substance Manufactured under this Agreement; provided, however, that Bachem shall have the right to offer for sale to Apellis any excess or nonconforming Drug Substance Manufactured hereunder; provided, further, however, that any such excess or nonconforming Drug Substance not offered to Apellis or not purchased by Apellis shall be promptly and properly destroyed by Bachem.  Nothing in this Section 3.6 shall limit the rights of Apellis to seek damages or otherwise exercise its rights to remedies after acceptance of Drug Substance that fails to conform to the Drug Substance warranties set forth in Section 8.2 if the nonconformity is a Latent Defect, provided that Apellis provides Bachem with prompt notice of such Latent Defect after discovery thereof and prior to the stated expiration date of such Drug Substance.

3.7Conflict Resolution regarding Deficiencies.  In the event that a dispute arises between the Parties regarding whether or not any Drug Substance fails to conform to the Drug Substance warranties set forth in Section 8.2, they shall resolve such dispute in accordance with this Section 3.7.  The Parties, acting through their appropriate scientific and technical personnel shall promptly communicate in person or by audio conference or videoconference to determine whether the scientific methods being performed by or on behalf of each party to evaluate the alleged conformity are being performed in the same manner and if they are not whether such difference is the basis for the dispute.  The Parties shall next exchange samples of the Drug Substance from the Batch that is the subject of the dispute using a mutually agreed and carefully controlled process, for testing by each Party to determine whether the alleged nonconformity is due to the treatment of the Drug Substance samples being tested is the basis for the dispute.  If the dispute remains unresolved, the Parties, acting through their appropriate scientific and technical personnel shall meet to work through the analysis of one or more mutually agreed sample(s) taken from the Drug Substance Batch that is the subject of the dispute.  If the Parties fail to resolve the dispute using these methods within [**] after the dispute arises, then the Parties shall submit a sample of the Drug Substance Batch that is the subject of the dispute to an independent test facility to be agreed upon by both Parties, such agreement not to be unreasonably withheld, and to accept the results of the testing performed by that independent testing facility as binding with regard to whether the Drug Substance from the Batch that is the subject of such dispute conforms to the Drug Substance warranties set forth in Section 8.2.  Apellis will engage the independent test facility and pay the charges for such testing unless the results show that the applicable Drug Substance was nonconforming, in which case Bachem shall pay the charges for such testing (or reimburse Apellis if it has already paid such charges).

3.8Transfer of Title.  Title to Drug Substance supplied hereunder shall pass to Apellis contemporaneously with the transfer of risk of loss, as established by the Delivery Terms or when Drug Substance is transferred to customer warehouse.

3.9Packaging.  All Drug Substance supplied hereunder shall be packaged in accordance with the Drug Substance Specifications and the Quality Agreement, and Bachem shall ensure that such packaging is otherwise in accordance with Applicable Law (including cGMPs and DSCSA) and, if and to the extent applicable, cGDPs).  Without limiting the foregoing, all Drug Substance supplied hereunder shall also be labeled with a traceable batch number and the date of Manufacture.

3.10Handling and Storage; Storage following Acceptance.  Prior to Delivery of Drug Substance to Apellis, Bachem shall handle and store all Drug Substance (including all Materials used in the Manufacture of such Drug Substance) in accordance with Bachem’s SOPs and Applicable Laws (including cGMPs and, if and to the extent applicable, cGDPs), as well as the Drug Substance Specifications.  Any storage of Drug Substance beyond three months will be covered by a separate Storage Agreement

ARTICLE 4
Governance and PaymenT; Change management

4.1Supply Committee.

(a)

Within [**] after the Effective Date, a Supply Committee (“Supply Committee”) shall be established with the responsibilities and authority set forth in this Section 4.1.  The Supply Committee shall consist of [**] members, [**] members to be appointed by each of Apellis and Bachem; provided, that the Parties shall use reasonable efforts to appoint members who are familiar with manufacturing strategy, medicines and process delivery, quality and procurement.  Each Party may, with notice to the other, substitute any of its members serving on the Supply Committee.  The Parties may also, by mutual agreement, increase or (subject to Section 4.1(d)) decrease the number of members serving on the Supply Committee; provided that the number of members representing each Party remains equal.  Apellis shall have the right to appoint one of its members to be the chairperson of the Supply Committee.

(b)

The Supply Committee shall have the following responsibilities: (i) functioning as a forum under which Bachem and Apellis would exchange information to enable the Parties to review and approve proposed changes to the Manufacturing process described in Sections 4.2, 4.3, 4.4 and 4.5; (ii) monitoring the qualification and Validation of the Bachem [**] Facility pursuant to Section 2.6 and the Bachem [**] Facility pursuant to Section 2.7; (iii) monitoring the provision of assistance and technical information to any Approved Manufacturer in accordance with Section 2.8; (iv) monitoring Continuous Improvement Program efforts; and (v) functioning as a forum under which Bachem and Apellis would exchange information to enable the applicable Party to manage the day-to-day aspects of the manufacturing and supply chain for the Drug Substance and establishing production capability at either Bachem Facilities or Approved Manufacturer sites to facilitate a comprehensive business continuity plan with respect to supply of Drug Substance for the Product.

(c)

The Supply Committee shall hold meetings as mutually agreed by the Parties.  The first meeting of the Supply Committee shall be held within [**] of the Effective Date.  Meetings may be held by telephone or video conference.  Minutes of all meetings setting forth decisions of the Supply Committee shall be prepared by the chairperson and circulated to both Parties within [**] after each meeting, and shall not become official until approved by both Parties in writing; minutes shall be presented for approval as the first order of business at the subsequent Supply Committee meeting, or if it is necessary to approve the minutes prior to such subsequent meeting, then the Parties shall approve the minutes within [**] of receipt thereof.

(d)

The quorum for Supply Committee meetings shall be [**] members, provided there are at least [**] members from each of Bachem and Apellis present.  The Supply Committee will render decisions by unanimous vote.  The members of the Supply Committee shall act in good faith to cooperate with one another and to reach agreement with respect to issues to be decided by the Supply Committee.

(e)

Disagreements among the Supply Committee shall be resolved via good-faith discussions; provided, that in the event of a disagreement that cannot be resolved within [**] after the date on which the disagreement arose, the matter shall be referred to the Parties for resolution in accordance with Section 11.1.

(f)

Unless otherwise agreed by the Parties, the term for the Supply Committee shall commence on the date it is established by the Parties and continue until all Products have been launched in all countries of the Territory, unless an earlier termination date is mutually agreed by the Parties.

4.2	Changes and Change Control.
(a)	All changes requiring Apellis prior written consent shall be handled in accordance with the obligations set forth in the Quality Agreement.
(b)

Any change shall, in each instance, comply with the Applicable Laws (including cGMPs) and shall be made in accordance with the Quality Agreement. In the event that Bachem is required to implement a Major Change (as defined in Section 11.1 of the Quality Agreement) in order to comply with the Applicable Laws (including cGMPs) or such Major Change is otherwise agreed to by Apellis in writing, Bachem shall: (x) immediately notify Apellis of such Major change and use Commercially Reasonable Efforts to implement such Major Change as soon as reasonably practicable or mutually agreed; (y) mutually agree with Apellis on a course of action to ensure that all Drug Substance Manufactured following such Major change meets the Drug Substance Specifications and the Drug Substance quality and yields achieved prior to such change; and (z) provide Apellis with all information with respect to the Manufacture of the Drug Substance in connection with such change reasonably needed to amend any regulatory filings.  To the extent permitted by Applicable Laws, Bachem shall continue to supply Apellis with unchanged Drug Substance until such time Apellis informs Bachem that the Drug Substance Manufactured following such change is permitted under the amended regulatory filings therefor.  In the event that Bachem intends to implement Major Change, Apellis shall work in a timely fashion to provide any required response to Bachem without undue delay and approval of such changes by Apellis shall not unreasonably be withheld or delayed. It shall be solely the responsibility of Apellis US to evaluate if such a change is in conformance with their regulatory filing and to use at least Commercially Reasonable Efforts to adapt such filing for mutually agreed changes and changes required by Applicable Laws (including cGMPs) or Agencies.

(c)

Prior to implementing any such Major Change, the Parties shall agree on the reasonable costs thereof; provided that Bachem shall use Commercially Reasonable Efforts to mitigate the costs thereof.  Notwithstanding the foregoing, (i) if the change is required by Applicable Laws and such required change solely benefits the Manufacture of the Drug Substance, then Apellis shall be responsible for reimbursing Bachem for the costs of such required change and (ii) in all other cases, Bachem shall bear all costs of such change.

4.3Discretionary Changes.  In the event that either Party desires to propose discretionary changes (i.e., changes which are not required by cGMPs or other Applicable Laws) during the Term to the Drug Substance Specifications or to the Manufacturing process (in each case, which discretionary changes would otherwise require consent as set forth in Section 4.2(a)), the Parties shall discuss such discretionary changes and any Manufacturing issues identified by either Party in connection with implementing such change.  In all cases, such discretionary changes shall be made in accordance with any change control procedures in the Quality Agreement to the extent applicable.  The provisions of Sections 4.2(b) and 4.2(c) shall apply with respect to implementing any such discretionary change.  Notwithstanding the foregoing, in all cases, the Drug Substance Specifications may be amended or supplemented from time to time by Apellis upon written notice to Bachem in accordance with any change control procedures in the Quality Agreement.

4.4Manufacturing at Facility.  Bachem shall Manufacture all Drug Substance supplied hereunder at the Facility.  Manufacturing of Drug Substance may not be relocated from the Facility without Apellis’ prior written consent (in its sole discretion).  Any such relocation of the Manufacturing of Drug Substance shall comply with the Applicable Laws (including cGMPs) and shall be made in accordance with Sections 4.2(b) and 4.2(c), and the Quality Agreement, to the extent applicable.  Without limiting the foregoing, in the event that Bachem desires to relocate the Manufacturing of Drug Substance, in connection with such relocation, the Parties shall discuss any amendments to this Agreement as reasonably requested by Apellis or the Bachem (as the case may be), including with respect to (i) the Delivery Terms, (ii) provisions related to transfer of title, in each case, to take into account the relocation of such activities, and (iii) the procedures to be followed to secure any Regulatory Approvals required by in connection with such relocation.  Bachem shall be responsible for the costs of any relocation and any Drug Substance cost increase in connection with such relocation.

4.5Process Yield.  The Parties will meet on [**] basis during the Term to review the Batch yields for the Drug Substance Manufactured during the prior [**].  If the Drug Substance Batch production yield is repeatedly above or below the agreed upon average yield described in Section 2.3, as such average yield may be adjusted during the Term pursuant to the Continuous Improvement Program, the Parties will evaluate such trends and agree to negotiate in good faith a fair and equitable adjustment to the pricing for the Drug Substance.

4.6Continuous Improvement.  Bachem shall use Commercially Reasonable Efforts to identify and implement continuous cost, quality and Apellis service improvement programs by seeking productivity improvements, by minimizing waste and improving Drug Substance yields, and by (i) purchasing quality Materials at lower cost, (ii) improving Manufacturing processes within the validated parameters for the Drug Substance, (iii) streamlining organizational processes, and (iv) reducing cycle times and lead times. The Parties shall meet at least once per Calendar Year during the Term to discuss and agree on (a) objectives for a continuous improvement program, including cost improvements that may be obtained in respect of the matters described above (“Continuous Improvement Program”) and (b) the means of measuring and implementing the results of the Continuous Improvement Program.  Progress against objectives shall be measured quarterly.  Bachem shall use all reasonable endeavors to achieve the agreed objectives and targets identified for the relevant period.  The up front costs for any such agreed upon development improvements shall be apportioned between the Parties by mutual agreement. The net benefits of cost reductions and improved efficiencies shall be shared equally by the Parties, including as reductions to the Supply Price under this Agreement.  In such case, the Parties shall reasonably discuss and agree on the amount of such reductions to the Supply Price.

ARTICLE 5
Quality

5.1Notification of Agency Action.  Each Party shall immediately notify the other Party of any information such Party receives regarding any threatened or pending action by any Agency that has the potential to impact Drug Substance supplied to Apellis hereunder, including and not limited to any Agency non-approval, regulatory action or Out of Specification or Out of Trend (upon stability testing) in accordance with the Quality Agreement.  Upon receipt of any such information, the Parties shall consult in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall be construed as restricting the right of either Party to make a timely report of such matter to any Agency or take other action that it deems to be appropriate or required by Applicable Law.

5.2Safety or Efficacy Claims.  Each Party shall immediately (and in any event within the period specified in the Quality Agreement) notify the other Party of any information of which it is aware concerning Drug Substance supplied to Apellis which may affect the safety or efficacy claims or the continued marketing of a Product.  Any such notification will include all related information in detail.  Upon receipt of any such information, the Parties shall consult in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall be construed as restricting the right of either Party to make a timely report of such matter to any Agency or take other action that it deems to be appropriate or required by Applicable Law.  Each Party will notify the other immediately of any health hazards with respect to Drug Substance which may impact employees involved in the Manufacturing of Drug Substance.

5.3Complaints.  Each Party shall immediately notify the other Party of any complaints received by such Party concerning the Drug Substance or the Product.  Each Party shall investigate complaints and shall take corrective action to avoid future occurrences.

5.4Agency Inspection.  Bachem shall immediately notify Apellis in writing in the event that Bachem is notified of any proposed visit or inspection by any governmental authority, including, any Agency (such as the FDA or Swissmedic) or any environmental regulatory authority if such visit or inspection is related to Drug Substance.  Apellis shall have the right to be onsite during the visit or inspection, but shall not be allowed participate in the inspection unless it is a pre-approval inspection..  Bachem shall promptly (and in no event later than [**]) furnish Apellis with copies of all reports, documents or correspondence with respect to any Agency requests or inspections of the Facility related to the Manufacture of the Drug Substance, including but not limited to any Form 483 or Establishment Inspection Report (EIR) relating to the Manufacture of the Drug Substance. Bachem shall also provide Apellis any proposed corrective actions, responses and other changes arising out of such review or inspection by such Agency that is related to the Drug Substance.

5.5Labelling.  Bachem will comply with all specified labelling as to the Drug Substance and each component and container as required by Applicable Law.

5.6Batch Records.  Bachem shall provide Apellis with [**] Batch records and [**] related to Drug Substance for each Batch in accordance with the Quality Agreement.  [**] must be approved by Apellis in accordance with the Quality Agreement.

5.7Quality Agreement.  The Parties shall enter into a Quality Agreement with respect to the Manufacture of Drug Substance within [**] of the Effective Date, but in any event prior to the Manufacture of Drug Substance for commercial purposes.  Upon execution, such Quality Agreement shall be appended to this Agreement as Appendix B.

ARTICLE 6
RECORDS; AUDITS; RECALLS; REGULATORY MATTERS

6.1Records.  Bachem shall retain all records related to the (a) Manufacture of Drug Substance(s) for a period of not less than [**] from the date of Manufacture of each Batch of Drug Substance(s) to which said records pertain (or such longer period as required by Applicable Law) and (b) Manufacture of Validation batches for [**] past the effective date of termination of this Agreement (or such longer period as required by Applicable Law) (each such period shall be referred to as the “Retention Period”).

6.2Audit Rights.  The Records shall be open to inspection and subject to audit, during normal working hours (but not more than [**] except in the case of emergency or for-cause (and for clarity, cause may include a Supply Interruption) in which case such [**] limit shall not apply) by Apellis or its authorized representative (a) as required by governmental authorities or (b) as may desirable by Apellis for any other valid business purpose related to verification of Bachem’s compliance with its obligations under this Agreement.  Bachem shall preserve such Records for a period of [**] after batch release or for such longer period as may be required by Applicable Law.  For the purpose of such audits, inspections, examinations and evaluations, Apellis or its authorized representative shall have access to such Records beginning on the Effective Date.  In addition, Bachem shall provide adequate and appropriate workspace for Apellis or its authorized representatives to conduct such audit.  Apellis and/or its authorized representative will be required to follow all rules, regulations and standard operating procedures of Bachem when on site. Apellis or its authorized representative shall give Bachem at least [**] advanced written notice of an intent to audit (except in the case of emergency or for-cause).  Bachem may require that any Person performing an audit on Apellis’s behalf, including, but not limited to, an employee of Apellis, execute a confidentiality agreement in a form acceptable to Bachem.

6.3Decisions on Recalls.  As between the Parties, Apellis shall have the ultimate responsibility as to whether to institute a recall or withdrawal of Product or Drug Substance (whether instituted at the request of an Agency or voluntarily instituted by Apellis); provided that, to the extent practical, Apellis shall notify Bachem thereof prior to implementation.

6.4Recalls.  In the event that a Product or Drug Substance is recalled or withdrawn, Apellis shall be responsible for such recall or withdrawal.  Bachem shall fully cooperate with Apellis in connection with such recall or withdrawal.  Apellis shall bear the cost of such recall or withdrawal and Apellis shall reimburse Bachem for reasonable out of pocket expenses incurred by Bachem in connection with such recall or withdrawal; provided, that in the event a Product or Drug Substance is recalled or withdrawn as the result of a Manufacturing issue as to which Bachem is obligated to provide indemnification hereunder, Bachem shall reimburse Apellis for (a) all reasonable costs associated with the recalled or withdrawn

Product or Drug Substance, including the Supply Price for Product and (b) all reasonable and documented expenses incurred in connection with such recall or withdrawal, in each case subject to the limitation of liability provisions set forth in Sections 12.4 and 12.5 of this Agreement.

6.5Disclosure of Audits.  Apellis acknowledges that governmental authorities (including Agencies) may, in conducting an inspection of Bachem, request copies of reports of Bachem audits of its suppliers.  For clarity, in response to such a request, Bachem may provide to the governmental authority (including any Agency) the report of any compliance audit conducted in accordance with this Agreement or the Quality Agreement.

6.6Regulatory Matters.  Bachem shall cooperate with Apellis as reasonably requested and mutually agreed with respect to Regulatory Submissions regarding the Drug Substance.  Without limiting the foregoing, Bachem shall use reasonable efforts to address any questions or requests of Apellis regarding the Batch Records, reports, analysis, and documentation generated in connection with the activities conducted by Bachem hereunder, which may be subject to an additional cost to Apellis, depending on the extent of work required.  Upon Apellis’ request and at Apellis’ cost, Bachem shall compile Records and other relevant documents reasonably requested by Apellis regarding Drug Substance that may be necessary for preparing Regulatory Submissions or communicating with Regulatory Authorities relating to the Drug Substance.

ARTICLE 7
PAYMENT AND TAXES

7.1Supply Price.  For each unit of Drug Substance ordered by Apellis under Firm Orders and supplied by Bachem to Apellis in accordance with the terms and conditions of this Agreement, Apellis shall pay Bachem the Supply Price set forth on Schedule 7.1 (“Supply Price”).  The Supply Price shall be determined in accordance with Schedule 7.1 based upon the aggregate quantity of Drug Substance subject to a Purchase Order submitted by Apellis in each Calendar Year. Subject to adjustment pursuant to Section 7.4, the maximum Supply Price will be fixed for the initial Term of this Agreement and subject to adjustment in accordance with Section 10.1 in any renewal Term.

7.2Invoicing; Payment. Bachem shall provide Apellis with an Invoice for each Batch of Drug Substance Delivered against a Firm Order placed by Apellis in accordance with this Agreement, which will be based on the then current Supply Price.  Such Invoices shall be delivered electronically to [**] upon release of a batch.  Apellis shall pay each Invoice within [**] from the date the Invoice is delivered.  All payments under this Agreement shall be made in U.S. Dollars by wire transfer into an account designated by the receiving Party.

7.3Annual True Up. Within [**] prior the end of each Calendar Year, the Parties shall calculate the actual amount of Drug Substance ordered for delivery in such Calendar Year under this Agreement. If the actual amount of Drug Substance ordered for delivery in such Calendar Year is different than the amount of Drug Substance forecasted for such Calendar Year, and as a result of such difference, a different price per gram should have been used to calculate the supply price based on the sum total of such actual volume ordered under this Agreement, the Parties shall recalculate the Supply Price, and Apellis or Bachem, as applicable, shall issue an invoice or credit memo in the amount necessary to reconcile the difference between the Supply Price paid by Apellis based on the forecasted volume to be ordered and the actual volume ordered by Apellis for such period.

7.4Process Improvements and Sharing of Cost Efficiencies. If Bachem is able to realize any productivity improvements or cost improvements through the Continuous Improvement Program, or otherwise, Bachem shall pass onto Apellis the benefit of such quantifiable cost savings and efficiencies as can be verified by documentary evidence and in the manner as mutually agreed to in Section 4.6.

7.5Taxes.  In the event any payments made pursuant to this Agreement are or become subject to withholding taxes under the laws or regulations of any jurisdiction, the Party making such payment shall be entitled to deduct and withhold the amount of such taxes for the account of the payee to the extent required by Applicable Law; and such amounts payable to the payee shall be reduced by the amount of taxes deducted and withheld (subject to the last sentence of this Section).  Any such withholding taxes required under Applicable Law to be paid or withheld shall be an expense of, and borne solely by, the payee. If the Party making payment pursuant to this Agreement fails to deduct and withhold all or a portion of the amount of tax required by Applicable Law to be deducted and withheld and such Party is required by Applicable Law to pay all or a portion of such tax to a governmental authority for the account of the payee, payee shall, upon request from the other Party, immediately pay to the other Party an amount equal to the amount paid to the governmental authority for the account of the payee.  However, in the event that there are withholding taxes on payments made pursuant to this Agreement that are in excess of what the payee Party may recover, then the Parties shall discuss responsibility for such withholding taxes in good faith.

7.6Late Payment.  If a Party does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to such Party until the date of payment at the per annum rate of [**] percent ([**]%) over the then-current prime rate quoted by Citibank in New York City or the maximum rate allowable by Applicable Law, whichever is lower.  In the event Apellis desires to dispute in good faith any Invoice, or item(s) under any Invoice, Apellis will provide Bachem with a written notice setting forth the details of the disputed Invoice or item(s) and the amount in question. Apellis will timely pay to Bachem any other undisputed amounts on any such Invoice. The Parties will work together, in good faith, to resolve such dispute within [**] after such notice of dispute is sent. Apellis’ failure to pay an Invoice or item of an invoice that it disputes in good faith shall not constitute a material breach under this Agreement.  If, notwithstanding such efforts, the Parties are unable to resolve a dispute within such [**] period, the Parties shall resolve such dispute pursuant to the provisions of Article 11.  In the event the Parties have not resolved such a dispute within the [**] period set forth above and escalate such dispute for resolution pursuant to the provisions of Article 11, Bachem shall have the option to suspend work under this Agreement until the dispute is resolved.

ARTICLE 8
REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1Mutual Representations, Warranties and Covenants.  Each of the Parties hereby represents and warrants to the other Party as of the Effective Date and hereinafter, as set forth below, covenants that:

(a)

Organization.  It is duly organized, validly existing, and in good standing under Applicable Law of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

(b)

Binding Agreement.  This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other Applicable Law of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

(c)

Authorization.  The execution, delivery, and performance of this Agreement by such Party have been duly authorized by all necessary corporate action and do not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Applicable Law or any order, writ, judgment, injunction, decree, determination, or award of any court or governmental body, or administrative or other agency presently in effect applicable to such Party.
(d)

No Further Approval.  It is not aware of any government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Law, currently in effect, necessary for, or in connection with, the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements (save for Regulatory Approvals and similar authorizations from Governmental Authorities necessary for the Commercialization of the Products as contemplated hereunder).

(e)

No Inconsistent Obligations.  It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfilment of its obligations hereunder.

(f)	Grant of Rights. To its knowledge, it has the right to grant the license granted to the other Party hereunder and to provide the Confidential Information provided to the other Party hereunder.

8.2Representations and Warranties for Drug Substance.  Bachem represents and warrants as of the Effective Date, and hereinafter, as set forth below, covenants to Apellis that all Drug Substance shall, at the time of Delivery:

(a)	be Manufactured in accordance with, and shall meet, the Drug Substance Specifications;
(b)	be Manufactured in accordance with all Applicable Laws (including cGMPs and DSCSA) in effect on the day of Delivery;
(c)	not be adulterated or misbranded within the meaning of FDCA;
(d)	not be an article that may not, under the provisions of the FDCA or any similar Applicable Law of any other jurisdiction, be introduced into stream of commerce; and
(e)	have at least the Minimum Remaining Shelf-Life, as set forth in Section 1.59.

8.3No Third Party Infringement.  Bachem represents and warrants as of the Effective Date, and hereinafter, as set forth below, covenants to Apellis that Bachem’s Manufacture of the Drug Substance in accordance with this Agreement has not and shall not knowingly infringe the intellectual property rights of any Third Party.

8.4Apellis Supplied Material.  Apellis represents and warrants as of the Effective Date, and hereinafter, as set forth below, covenants to Bachem that Apellis has the rights to transfer the Apellis Supplied Materials to Bachem for the purposes contemplated by this Agreement and to grant Bachem the rights granted to Bachem by Apellis under this Agreement with respect to Apellis IP.

8.5Excluded Entities.  Bachem represents and warrants that, as of the date of this Agreement, neither it, nor any of its officers, directors, employees, or, to Bachem’s knowledge, Subcontractors has been in Violation.  Bachem shall notify Apellis in writing immediately if any Violation occurs or comes to its attention at any time during the Term.  If a Violation exists with respect to any of Bachem’s officers, directors, employees, or Subcontractors, Bachem shall promptly remove such individual(s) or entities from performing any service, function or capacity related to the Manufacturing of Drug Substance.  Apellis shall have the right, in its sole discretion, to terminate this Agreement in the event of any such Violation.

8.6Compliance with Laws.  Bachem shall comply with and give all notices required by Applicable Law bearing on the performance of this Agreement as existing on the Effective Date and as enacted or amended during the Term.  Bachem shall notify Apellis if it becomes aware of any non-compliance in connection with this Agreement and shall take all appropriate action necessary to comply with such Applicable Laws.

8.7Encumbrances.  Bachem represents, warrants and covenants that it will have good and marketable title, free and clear of any pledge, lien, restriction, claim, charge, security interest and/or other encumbrance, to all Drug Substance to be Delivered under this Agreement, and all Drug Substance supplied to Apellis shall be free and clear of all pledges, liens, restrictions, claims, charges, security interests and/or other encumbrances at the time of Delivery.

8.8No Other Representations or Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 9, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, OR WARRANTY OF NON-INFRINGEMENT OR AS TO THE VALIDITY OF ANY PATENTS.

ARTICLE 9
IP MATTERS; TECHNOLOGY TRANSFER; CONFIDENTIALITY; PUBLICITY

9.1Intellectual Property Rights.  As between the Parties, Apellis owns all right, title, and interest in and to the Drug Substance and the Product, as applicable, and all Apellis IP (collectively “Apellis Property”), and to the extent Bachem or any of its Affiliates has or may acquire or be deemed to have acquired any rights in any Apellis Property, Bachem hereby agrees, on behalf of itself and its Affiliates, to transfer and assign, and hereby transfers and assigns, all of its and its Affiliates’ right, title, and interest in such Apellis Property to Apellis.  As between the Parties, Bachem owns all right, title and interest in and to the Bachem IP. Upon Apellis’ request at any time, Bachem shall, and shall require its Affiliates to, deliver to Apellis any and all documents and information reasonably necessary to protect Apellis’s interest in the Apellis Property.  Bachem shall promptly notify Apellis in writing of any Apellis Property that arises from the performance of the Manufacturing activities pursuant to this Agreement and shall, at Apellis’ written request, reasonably assist Apellis in protecting Apellis’ rights to such Apellis Property.

9.2Apellis License.  Apellis hereby grants to Bachem a nonexclusive, royalty-free, limited, non-transferable, non-sublicensable license, during the Term, to use the applicable Apellis Property, solely to the extent necessary to Manufacture and supply Drug Substance in accordance with this Agreement and to otherwise comply with its obligations hereunder.  No other rights or licenses, either express or implied, to any patents, patent applications, trademarks, know-how, or other intellectual property owned or licensed by Apellis, are granted.  Apellis also grants Bachem a non-exclusive, transferable, perpetual, paid-up and royalty free license to the Apellis IP that is developed by or on behalf of Bachem in the course of the activities performed pursuant to this Agreement and that is capable of being used independently of the Apellis Property and generally applicable to peptide manufacturing.

9.3Bachem License.  Bachem hereby grants to Apellis a [**] license, with the right to [**] in the course of the activities performed pursuant to this Agreement, [**].

9.4Technology Transfer.  Upon written request of Apellis, Bachem shall promptly (within no more than [**] following receipt of such request) initiate transfer to Apellis in writing of all technical information related to the Manufacture of Drug Substance pursuant to this Agreement, including, but not limited to, information concerning [**] under this Agreement. Apellis shall be entitled to use and [**] the Drug Substance or Product. Apellis agrees to [**] transfer including, but not limited to, [**].  Upon written request by Apellis, Bachem shall [**] pursuant to this Agreement, including information concerning [**].  To the extent that [**] pursuant to this Section 9.4 to be [**], Apellis shall [**] and the Parties shall [**].

9.5Confidentiality Obligations.  During the Term of this Agreement and for [**] thereafter without regard to the means of termination, each Party (i) shall maintain in confidence all Confidential Information of the other Party; (ii) shall not use such Confidential Information for any purpose except as permitted by this Agreement; and (iii) shall not disclose such Confidential Information to anyone other than those of its Affiliates, sublicensees, prospective sublicensees, employees, consultants or agents who are bound by written obligations of nondisclosure and non-use no less stringent than those set forth in this Section 9.5 and to whom such disclosure is necessary in connection with such Party’s activities as contemplated in this Agreement.  Each Party shall ensure that such Party’s Affiliates, sublicensees, prospective sublicensees, employees, consultants and agents comply with these obligations.  Each Party shall notify the other Party promptly on discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.

9.6Permitted Disclosure.  Notwithstanding the provisions of Section 9.5, a receiving Party may disclose Confidential Information of the disclosing Party to the extent such disclosure is (a) made in response to a valid order or subpoena of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, that receiving Party provides the other Party with prior written notice of such disclosure (if practicable) in order to permit the other Party to seek a protective order or other confidential treatment of such Confidential Information; and provided further that any Confidential Information so disclosed will be limited to that information that is legally required to be disclosed in such response to such court or governmental order or subpoena; (b) otherwise required by Applicable Law; provided, that receiving Party provides the disclosing Party with prior written notice of such disclosure (if practicable) in order to permit the disclosing Party to seek a protective order or confidential treatment of such Confidential Information; and provided further that any Confidential Information so disclosed will be limited to that information that is legally required by Applicable Law to be disclosed; (c) made by the receiving Party to an Agency, as required to obtain or maintain Regulatory Approvals; provided that reasonable efforts shall be used to ensure confidential treatment of such Confidential Information; (d) made by the receiving Party to a Third Party as may be necessary or useful in connection with the commercialization of a Product (including the manufacture of a Product); provided the Third Party is bound by written confidentiality obligations no less protective that those set forth in this Agreement; (e) made by receiving Party to a U.S. or foreign tax authority to the extent legally required by Applicable Law to be disclosed; (f) made by receiving Party to its representatives or to Third Parties in connection with sublicensing or financing activities of the receiving Party; provided that the Third Party is bound by written confidentiality obligations no less protective that those set forth in this Agreement; (g) made by receiving Party to comply with Applicable Laws related to securities laws disclosure requirements or any disclosure requirements of any applicable stock market or securities exchange; or (h) made in accordance with Section 9.7.

9.7Public Announcements. No public announcement or disclosure may be made by either Party with respect to the subject matter of this Agreement without the prior written consent of the other Party; provided, that the provisions of this Section 9.7 will not prohibit (a) any disclosure required by any applicable legal requirement, including any legal requirement or listing standard of any exchange or quotation system on which the disclosing Party’s securities are listed or traded or to be listed or traded (in which case the disclosing Party will provide the other Party with the opportunity to review in advance the disclosure and to contest the same, including reasonable opportunity to seek a protective order or to seek confidential treatment of such disclosures under Rule 24b-2 of the Securities Exchange Act of 1934, as amended), (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, (c) any disclosure made by Apellis or Bachem to their respective employees, collaborators, licensors, licensees, contract research organizations, business partners, investors, potential investors, lenders and potential lenders provided the person receiving the disclosure has undertaken a confidentiality obligation to Apellis or Bachem, as applicable, substantially similar to the confidentiality obligations the Parties have undertaken to each other under this Agreement, or (d) any disclosure made pursuant to a press release in a form mutually agreed to by the Parties (or any other subsequent disclosure containing substantially similar information).

ARTICLE 10
TERM AND TERMINATION

10.1Term.  The initial term of this Agreement shall commence upon the Effective Date and, unless earlier terminated pursuant to this Article 9, shall remain in effect until the five (5) year anniversary of the Effective Date.  Thereafter, this Agreement shall automatically renew for an additional 2-year term (the initial term and such renewal term (if applicable) the “Term”). At least twenty four (24) months prior to the end of the initial Term, Bachem shall notify Apellis in writing if it is willing to continue to Manufacture and supply Drug Substance following the end of the initial Term.  If Bachem so notifies Apellis in writing, then Apellis shall have the right (but not the obligation), for a period of twelve (12) months thereafter, to discuss with Bachem the pricing terms that would apply during such renewal Term, and in the event that Apellis and Bachem agree on such pricing terms in writing, then they shall enter into an amendment to this Agreement for the pricing terms applicable for the renewal Term.  If Bachem does not so notify Apellis in writing that it is willing to supply beyond the end of the initial Term, then Bachem acknowledges that Apellis shall have the right, but not the obligation, to increase orders of Drug Supply under this Agreement during the remainder of the initial Term in order to build inventory and Bachem shall fill such orders in accordance with this Agreement subject to its available capacity in the context of its existing organization.  For clarity, (i) neither Party shall have any obligation to renew this Agreement unless and until agreed to by such Party, and (ii) unless otherwise expressly agreed to by the Parties in writing, any new or different terms which are negotiated as part of the renewal, if any, shall only apply during the renewal Term and shall not in any way alter the terms of this Agreement during the initial Term.

10.2Termination for Material Breach. Either Party (the “Non-Breaching Party”) may terminate this Agreement in the event the other Party (the “Breaching Party”) commits a material breach of this Agreement or the Quality Agreement, and such material breach has not been cured within [**] after receipt of written notice of such breach by the Breaching Party from the Non-Breaching Party (the “Cure Period”).  The written notice describing the alleged material breach shall provide sufficient detail to put the Breaching Party on notice of such material breach. Any termination of this Agreement pursuant to this Section 10.2 shall become effective at the end of the Cure Period, unless the Breaching Party has cured any such material breach and notified the Non-Breaching Party thereof prior to the expiration of such Cure Period, or, if such material breach is not reasonably susceptible to cure within the Cure Period, then, the Non-Breaching Party’s right of termination shall be suspended only if, and for so long as, the Breaching Party has provided to the Non-Breaching Party a written plan that is reasonably calculated to effect a cure of such material breach, such plan is accepted by the Non-Breaching Party (such acceptance not to be unreasonably withheld, delayed or conditioned), and the Breaching Party commits to and carries out such plan as provided to the Non-Breaching Party.  The right of either Party to terminate this Agreement as provided in this Section 10.2 shall not be affected in any way by such Party’s waiver of or failure to take action with respect to any previous breach under this Agreement.

10.3Termination for Force Majeure Event.  A Party may terminate this Agreement upon written notice if a Force Majeure Event has delayed performance by the other Party for more than [**] or an aggregate [**] in any [**] period.

10.4Termination by Apellis.  Apellis shall have the right to terminate this Agreement in its entirety at any time after the Effective Date  (a) if (i) any required NDA, DMF or other permit or license relating to a Product is not approved or not issued, or is deactivated, by any Agency or other governmental authority, or (ii) Bachem fails to satisfy Validation or other cGMP requirements; or (b) if any required license, permit or certificate of Bachem related to the Facility or the Manufacture of Drug Substance is not approved or not issued, or is deactivated or withdrawn, by any Agency or other governmental authority.

10.5Termination for Bankruptcy. Either Party may terminate this Agreement in its entirety upon providing written notice to the other Party on or after the time that such other Party (a) makes a general assignment for the benefit of creditors, (b) files an insolvency petition in bankruptcy, (c) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, (d) commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors, or (e) becomes a party to any proceeding or action of the type described above, and such proceeding or action remains un-dismissed or un-stayed for a period of more than [**].

10.6Termination by Mutual Agreement.  The Parties may terminate this Agreement at any time by mutual written agreement.

10.7Effects of Termination. All of the following effects of termination are in addition to the other rights and remedies that may be available to either of the Parties under this Agreement and shall not be construed to limit any such rights or remedies.

(a)

In the event that this Agreement is terminated by Apellis in accordance with Section 10.2 (Material Breach), Section 10.4 (Termination by Apellis) or Section 10.5 (Bankruptcy), Apellis shall (in its discretion) either: (i) keep any or all outstanding Firm Orders in place (on a Firm Order-by-Firm Order basis as determined by Apellis), in which case Bachem shall Manufacture and Deliver, in accordance with this Agreement, all quantities of Drug Substance ordered pursuant to such Firm Orders (regardless of whether the Delivery Date for such Drug Substance is before or after such termination) and Apellis shall pay the Supply Price with respect to such Drug Substance which meet the representations, warranties and covenants set forth in this Agreement; or (ii) cancel any or all outstanding Firm Orders (on a Firm Order-by-Firm Order basis as determined by Apellis), and with respect to any such cancelled Firm Orders, Apellis shall have no further liability with respect thereto; provided that Apellis shall only have the right to cancel Firm Orders pursuant to this clause (ii) if this Agreement is terminated by Apellis pursuant to Section 10.2 or Section 10.4.

(b)

In the event that this Agreement is terminated by Bachem pursuant to Section 10.2 or by Apellis pursuant to Section 10.4(a) or Section 10.3, Apellis shall purchase the quantity of Safety Stock of Drug Substance existing as of the time of such termination (if any) that is in finished, packaged and labelled form (provided that all such Drug Substance meets the representations, warranties and covenants set forth in this Agreement), and in connection therewith, Bachem shall Deliver all such quantities of Safety Stock in accordance with this Agreement, and Apellis shall pay the applicable Supply Price with respect to such Drug Substance.  Notwithstanding the foregoing or anything to the contrary contained herein, from and after the delivery of any notice of termination pursuant to this Agreement, Bachem shall not replenish (or otherwise add any additional quantities of Drug Substance to) any Safety Stock then being held for Apellis.
(c)

Upon expiration or termination of this Agreement, Apellis and Bachem shall immediately settle all outstanding invoices and other monies owed to the other pursuant to this Agreement.  The termination or expiration of this Agreement shall not affect the rights and obligations of the Parties accruing prior to such termination or expiration, including, but not limited to, Apellis’ reimbursement to Bachem for any work in progress and all non-cancelable commitments to purchase Materials entered into by Bachem specifically to conduct the Services hereunder that Bachem cannot reasonably utilize in other projects and that meet the relevant specifications therefor that had been agreed upon by the Parties in writing.  Subject to the foregoing, expiration or termination of this Agreement shall relieve and release the Parties from any liabilities and obligations under this Agreement, other than those specifically set forth in this Article 9 and those that survive termination in accordance with Section 10.8.

10.8Remedies.  Notwithstanding anything to the contrary in this Agreement, except as otherwise explicitly set forth in this Agreement, termination or expiration of this Agreement shall not relieve the Parties of any Liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor prejudice either Party’s right to obtain performance of any obligation.  Each Party shall be free, pursuant to Article 10, to seek, without restriction as to the number of times it may seek, damages, costs and remedies that may be available to it under Applicable Law or in equity.

10.9Survival. In the event of termination of this Agreement, in addition to the provisions of this Agreement that continue in effect in accordance with their terms, the following provisions of this Agreement shall survive:  Articles 1, 8, 9, 11 and 12, and Sections 6.1-6.5, 7.3, 7.5, 10.7, 10.8, 13.1-13.2, 13.4-13.5, and 13.7-13.13.

ARTICLE 11
DISPUTE RESOLUTION

11.1Disputes.  The Parties shall initially attempt in good faith to resolve any significant controversy, claim, allegation of breach or dispute arising out of or relating to this Agreement (hereinafter collectively referred to as a “Dispute”) through negotiations between senior executives of Apellis and Bachem.  Only if the Dispute is not resolved through negotiations, may a Party resort to litigation.  During the pendency of any dispute resolution proceeding between the Parties under this Section 11.1, the obligation to make any payment under this Agreement from one Party to the other Party, which payment is the subject, in whole or in part, of a proceeding under this Section 11.1, shall be tolled until the final outcome of such dispute has been established.  Any undisputed payment obligations (including undisputed portions of a payment obligation that is subject to a proceeding under this Section 11.1) shall not be tolled during such dispute.

ARTICLE 12
INDEMNIFICATION

12.1Indemnification by Apellis.  Apellis hereby agrees to defend, indemnify and hold harmless Bachem and its Affiliates, and each of their respective directors, officers, employees, agents and representatives (each, a “Bachem Indemnitee”) from and against any and all claims, suits, actions, demands, liabilities, expenses and/or losses, including reasonable legal expenses and attorneys’ fees (collectively, the “Losses”), to which any Bachem Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise directly or indirectly out of: (a) the breach by Apellis of any warranty, representation, covenant or agreement made by Apellis in this Agreement; (b) the storage, use, transfer or sale, labeling, packaging, distribution, promotion, marketing, sale, or other disposition of Drug Substance (in each case after Delivery to Apellis) or the manufacture, use, transfer or sale, labelling, packaging distribution, promotion, marketing, sale or other disposition of any Product; (c) the failure by Apellis to comply with Applicable Law relating to the Product; (d) the negligence, gross negligence, illegal conduct or willful misconduct of Apellis or an Affiliate or sublicensee, or any officer, director, employee, agent or representative thereof; or (e) any Claim that the manufacture, use or sale of a Product infringes any patents, copyrights or trademarks or misappropriates any know-how owned by a Third Party; except, with respect to each of subsections (a), (b), (c), (d) and (e) above, to the extent such Losses arise directly or indirectly from the negligence, gross negligence, illegal conduct or willful misconduct of any Bachem Indemnitee or the breach by Bachem of any warranty, representation, covenant or agreement made by Bachem in this Agreement or are subject to indemnification by Bachem under Section 12.2.

12.2Indemnification by Bachem.  Bachem hereby agrees to defend, indemnify and hold harmless Apellis and its Affiliates and each of their respective directors, officers, employees, agents and representatives (each, a “Apellis Indemnitee”) from and against any and all Losses to which any Apellis Indemnitee may become subject as a result of any Claim to the extent such Losses arise directly or indirectly out of: (a) the breach by Bachem of any warranty, representation, covenant or agreement made by Bachem in this Agreement; (b) the failure of Drug Substance to meet the Drug Substance warranties set forth in Section 8.2; (c) the failure by Bachem to comply with Applicable Laws with respect to the Manufacture of the Drug Substance; (d) the negligence, gross negligence, illegal conduct, or willful misconduct of Bachem or its Affiliates or Subcontractors, or any officer, director, employee, agent or representative thereof; or (e) any Claim that the Manufacture of Drug Substance infringes any patents, copyrights or trademarks or misappropriates any know-how owned by a Third Party (except to the extent such Claim is based upon any Apellis IP provided to Bachem); except, with respect to each of subsections (a), (b), (c) (d) or (e) above, to the extent such Losses arise directly or indirectly from the negligence, gross negligence, illegal conduct or willful misconduct of any Apellis Indemnitee or the breach by Apellis of any warranty, representation, covenant or agreement made by Apellis in this Agreement or are subject to indemnification by Apellis under Section 12.1.

12.3Indemnification Procedures.

(a)

Notice.  Promptly after a Bachem Indemnitee or a Apellis Indemnitee (each, an “Indemnitee”) receives notice of a pending or threatened Claim, such Indemnitee shall give written notice of the Claim to the Party from whom the Indemnitee is entitled to receive indemnification pursuant to Sections 12.1 or 12.2, as applicable (the “Indemnifying Party”).  However, an Indemnitee’s delay in providing or failure to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations, except to the extent it can demonstrate actual prejudice due to the delay or lack of notice.

(b)

Defense.  Upon receipt of notice under this Section 12.3 from the Indemnitee, the Indemnifying Party will have the duty to either compromise or defend, at its own expense and by counsel (reasonably satisfactory to Indemnitee) such Claim.  The Indemnifying Party will promptly (and in any event not more than [**] after receipt of the Indemnitee’s original notice) notify the Indemnitee in writing that it acknowledges its obligation to indemnify the Indemnitee with respect to the Claim pursuant to this Article 11 and of its intention either to compromise or defend such Claim.  Once the Indemnifying Party gives such notice to the Indemnitee, the Indemnifying Party is not liable to the Indemnitee for the fees of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with such defense, other than the Indemnitee’s reasonable out of pocket Third Party expenses related to its investigation and cooperation, except as otherwise provided in the next sentence.  As to all Claims as to which the Indemnifying Party has assumed control under this Section 12.3(b), the Indemnitee shall have the right to employ separate counsel and to participate in the defense of a Claim (as reasonably directed by the Indemnifying Party) at its own expense; provided, however, that if the Indemnitee shall have reasonably concluded, based upon a written opinion from outside legal counsel, that there is a conflict of interest between the Indemnifying Party and the Indemnitee in the defense of such Claim, the Indemnifying Party shall pay the fees and expenses of one law firm serving as counsel for the Indemnitee in relation to such Third Party Claim.

(c)

Cooperation.  The Indemnitee shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation and defense of any Claim.  The Indemnifying Party shall keep the Indemnitee informed on a reasonable and timely basis as to the status of such Claim (to the extent the Indemnitee is not participating in the defense of such Claim) and conduct the defense of such Claim in a prudent manner.

(d)

Settlement.  If an Indemnifying Party assumes the defense of a Claim, no compromise or settlement of such Claim may be effected by the Indemnifying Party without the Indemnitee’s written consent (such consent not to be unreasonably withheld, delayed or conditioned).  Notwithstanding the foregoing, the Indemnitee’s consent shall not be required of a settlement where: (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; (iii) the Indemnitee’s rights under this Agreement are not adversely affected; and (iv) there is a full release of the Indemnitee from such Claim.  If the Indemnifying Party fails to assume defense of a Claim within a reasonable time, the Indemnitee may settle such Claim on such terms as it deems appropriate with the consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned), and the Indemnifying Party shall be obligated to indemnify the Indemnitee for such settlement as provided in this Article 12. It is understood that only Apellis and Bachem may claim indemnification under this Agreement (on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not directly claim indemnity under this Agreement.

12.4Insurance. Each Party shall procure and maintain insurance policies for the following coverages with respect to product liability, personal injury, bodily injury, and property damage arising out of such Party’s (and its Affiliates’) performance under this Agreement:  (a) during the Term of this Agreement, comprehensive general liability, including broad form and contractual liability, in a minimum amount of $[**] combined single limit per occurrence (or claim) and $[**] in the aggregate annually; and (b) prior to the first commercial sale of Drug Substance or a Product, as applicable, until [**] after the last sale of Drug Substance or a Product, as applicable, product liability coverage, in a minimum limit of $[**] combined single limit per occurrence (or claim) and $[**] in the aggregate annually. The policies of insurance required by this Section 12.4 will be issued by an insurance carrier with an A.M. best rating of “A” or better.  Each Party will provide the other Party with insurance certificates evidencing the required coverage within [**] after the Effective Date and the commencement of each policy period and any renewal periods.  Each certificate will provide that the insurance carrier will notify the other Party in writing at least [**] prior to the cancellation or material change in coverage. For clarity, the foregoing insurance requirements shall not in any way limit a Party’s liability with respect to its indemnification or other obligations under this Agreement.

12.5Limitation of Liability.  EXCEPT FOR A PARTY’S OBLIGATIONS SET FORTH IN THIS ARTICLE 12 and ANY BREACH OF article 8, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY (OR THE OTHER PARTY’S AFFILIATES OR SUBLICENSEES)

IN CONNECTION WITH THIS AGREEMENT FOR LOST REVENUE, LOST PROFITS, LOST SAVINGS, LOSS OF USE, DAMAGE TO GOODWILL, OR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR INDIRECT DAMAGES IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY of liability, INCLUDING CONTRACT, NEGLIGENCE, OR STRICT LIABILITY, EVEN IF THAT PARTY HAS BEEN PLACED ON NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  THIS LIMITATION ALSO APPLIES TO THE EXTENT A PARTY'S LIABILITY IS BASED ON ACTS OR OMISSIONS OF ITS AGENTS, EMPLOYEES, SUB-CONTRACTORS, SUB-SUPPLIERS, JOINT VENTURE PARTNERS OR OTHER THIRD PARTIES ENGAGED IN THE PERFORMANCE OF THIS AGREEMENT. IT DOES NOT APPLY IN CASE OF WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF THE RESPECTIVE PARTY, IN CASE OF CLAIMS BASED BY FRAUDULENT CONCEALMENT OF A DEFECT (“ARGLIST”), BODILY INJURY OR DEATH CULPABLY CAUSED BY THE RESPECTIVE PARTY OR ITS AGENTS, AS WELL TO THE EXTENT THE RESPECTIVE PARTY’S LIABILITY IS BASED ON MANDATORY LAW, SUCH AS APPLICABLE PRODUCT LIABILITY ACTS.

12.6Damages Cap. IN addition to the limitation of liability in Section 12.5 Except for (a) EACH PARTY’s INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS ARTICLE 12; (b) ANY BREACH OF article 8 BY SUCH PARTY; and (c) Damages arising out of SUCH PARTY’s gross negligence or wilful misconduct, EACH PARTY’s maximum aggregate liability to compensate the other party for all Damages under this AGREEMENT will be set on a per calendar year basis and for the calendar year in which the cause of such liability lies or exists (whether in contract, tort, strict liability, statute, or otherwise) and shall be limited to A MAXIMUM OF $[**] usd.

ARTICLE 13
MISCELLANEOUS

13.1Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to take effect as follows:  (i) upon receipt if delivered either in person on any Business Day in the delivery location prior to 6 pm local time; or (ii) on the next succeeding Business Day if delivered  in person on a non-Business Day or after 6 pm local time; or (iii) one (1) Business Day after having been delivered to a recognized air courier for overnight delivery (with delivery tracking provided, signature required and delivery prepaid); or (iv) if delivered by email, when the primary recipient, by an email sent to the email address for the sender stated in this Section 13.1 or by a notice delivered by another method in accordance with this Section 13.1, acknowledges having received that email, with an automatic “read receipt” not constituting acknowledgment of an email for purposes of this Section 13.1, in each case, to the Parties at the following addresses, each as may be specified below (or at such other address for a party as shall be specified by notice given in accordance with this Section 13.1).

If to Apellis:

Apellis Pharmaceuticals, Inc.

100 5th Avenue

Waltham, MA 02451 USA

Attention:VP, Head of Global Supply Chain

with a copy to:

Apellis Pharmaceuticals, Inc.

100 5th Avenue

Waltham, MA 02451

Attention: General Counsel

If to Bachem:

Bachem Americas, Inc.

3132 Kashiwa Street

Torrance, CA 90505 USA

Attention: [**]

Telephone:[**]

Email: [**]

(primary recipient)

with a copy to:

Bachem AG

Haupstrasse 144

4416 Bubendorf

Switzerland

Attention: [**]

Telephone: [**]

Email: [**]

13.2Governing Law.  This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed in accordance with the laws of [**], without giving effect to any choice of law principles that would result in the application of the laws of any other jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement.

13.3Designation of Affiliates. Each Party may discharge any obligation and exercise any right hereunder through delegation of its obligations or rights to any of its Affiliates.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

13.4Relationship of the Parties.  It is expressly agreed that Bachem, on the one hand, and Apellis, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency, including for tax purposes.  Neither Bachem nor Apellis shall have the authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other, without the prior written consent of the other Party to do so.  All persons employed by a Party shall be employees of that Party and not of the other Party and all costs and obligations incurred by reason of such employment shall be at the expense of such Party.

13.5Force Majeure. A Party shall not be liable for non-performance or delay in performance, except for defaulted obligations of payment, to the extent that such nonperformance or delay in performance is not due to its negligence and is caused by any event reasonably beyond the control of such Party, including wars, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts, unavailability of supplies, epidemics, pandemics, fire, flood, earthquake, force of nature, explosion, terrorist act, embargo, or any other Act of God, (each a “Force Majeure Event”). Notwithstanding the foregoing, the COVID-19 Pandemic shall not be considered a Force Majeure Event, unless a Party's non-performance or delay in performance is (i) the direct result of orders and regulations of a Governmental Authority to combat the COVID-19 Pandemic which the addressees are legally obliged to comply with (e.g. closure of the Facility, quarantine regulations, requisition of production capacities) and/or (ii) such Party has taken Commercially

Reasonable measures to avoid harmful effects of the COVID-19 Pandemic( i.e., as set forth by the regulations issued by the Swiss Bundesamt für Gesundheit for Bachem AG, and the applicable California health authority for Bachem Americas, Inc.).  In the event of any such delay, the delayed Party may defer its performance for a period equal to the time of such delay, provided that the delayed Party gives the other Party prompt written notice oif the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the delayed Party will be unable fully to perform its obligations under this Agreement, and uses its good faith efforts to cure the excused breach. In the event of a Force Majeure that lasts for more than [**] or [**] in any [**] period, the other Party shall have the right upon written notice to the delayed Party to terminate this Agreement in accordance with Section 10.3.

13.6Assignment.  Neither Party shall assign this Agreement or an of the rights or obligations hereunder, without the prior written consent of the other Party, except that either party may, without the other party’s consent, assign the Agreement to an Affiliate or to a successor to substantially all of the business or assets of the assigning company or the assigning company’s business unit responsible for performance of the Agreement.

13.7Binding Effect; No Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable only by, the Parties and their respective successors and permitted assigns.  It is the explicit intention of the Parties that no Person, other than the named Parties or their successors or permitted assigns, is or shall be entitled to bring any action to enforce any provision of this Agreement, as a third party beneficiary or otherwise.

13.8Severability.  If any one (1) or more of the provisions of this Agreement (a) is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken or (b) a Governmental Authority of competent jurisdiction advises the Parties that such provision violates Applicable Law over which such Governmental Authority has jurisdiction, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable provision such that the objectives contemplated by the Parties when entering this Agreement may be realized.

13.9Waiver and Non-Exclusion of Remedies.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

13.10Further Assurance.  Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof.

13.11Headings. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

13.12Construction.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders.  Whenever this Agreement refers to a number of days without using a term otherwise defined herein, such number refers to calendar days.  The terms “including,” “include,” “includes” or “for example” shall not limit the generality of any description preceding such term and, as used herein, shall have the same meaning as “including, but not limited to,” and/or “including, without limitation.”  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.  Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provision.

13.13Entire Agreement.  This Agreement, including the Attachments hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.  In the event of any inconsistency between the body of this Agreement and either any Attachments to this Agreement or any subsequent agreements ancillary to this Agreement, unless otherwise express stated to the contrary in such Attachment or ancillary agreement, the terms contained in this Agreement shall control.

13.14Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed by .pdf or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were the original signatures.

13.15Interpretation.  Each Party acknowledges and agrees that: In construing this Agreement, except where the context requires otherwise, (a) use of the singular includes the plural and vice versa; (b) the words “include” “including”, “includes” and “e.g.” means “including without limitation”; (c) the word “or” is used in the inclusive sense that is typically associated with the phrase “and/or”; (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof; (e) the  verb “will” shall be construed to have the same meaning and effect as the word “shall”; (f) use of any gender includes any other gender; (g) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (h) references to a particular Applicable Law means an Applicable Law in effect as of the relevant time, including all rules and regulations thereunder and any successor Applicable Law in effect as of the relevant time, and including the then-current amendments thereto; (i) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; (j) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein shall be interpreted in a correlative manner; (k) the words “Dollar” and “dollar” and the symbol “$” mean U.S. Dollars; (l) the word “notify” or “notice” means a notice in writing; and (m) all references herein to Articles, Sections or Attachments shall be construed to refer to Articles, Sections and Attachments of this Agreement.

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IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

Apellis Pharmaceuticals, Inc.

By: ____/s/ Nur Nicholson__________________

Name:Nur Nicholson

Title:Chief Technical Operations Officer

Apellis Switzerland GmbH

By: ____/s/ Thomas Lackner___________________

Name:Thomas Lackner

Title:SVP, Head of Europe

Bachem americas, Inc.

By: __/s/ Peter Hutchings____________________

Name:Peter Hutchings

Title: VP, Business Development

By: __/s/ Michael Brenk______________________

Name:Michael Brenk

Title:  VP, Finance/HR

Bachem ag

By: _/s/ Boris Corpataux_______________________

Name:Boris Corpataux

Title:VP, BD & Sales

By: __/s/ Roland Schürmann____________________

Name: Roland Schüurmann

Title: COO